Exhibit 10.1

STOCK PURCHASE AGREEMENT

BETWEEN

ALIMENTATION COUCHE-TARD INC.

AND

CONOCOPHILLIPS COMPANY

DATED AS OF

OCTOBER 3, 2003

TABLE OF CONTENTS

Article I
DEFINITIONS

Article II
SALE AND PURCHASE OF THE COMPANY STOCK

2.1	Sale and Purchase of the Company Shares
2.2	Delivery of the Company Shares

Article III
CONSIDERATION

3.1	Amount and Form of Consideration
3.2	Payments at Closing
3.3	Working Capital Adjustment
3.4	Accounts Receivable
3.5	Long-Term Debt and Capital Lease Obligations

Article IV
THE CLOSING

4.1	Closing Date
4.2	Proceedings at Closing

Article V
REPRESENTATIONS AND WARRANTIES OF SELLER

5.1	Organization and Good Standing
5.2	Authorization
5.3	Ownership of Capital Stock
5.4	Conflicts; Consents
5.5	Financial Statements
5.6	Ordinary and Usual Course of Business; Material Adverse Effect; Material Tax Elections
5.7	Taxes
5.8	Real Property
5.9	Tangible Personal Property
5.10	Intellectual Property
5.11	Contracts
5.12	Employee Benefits
5.13	Labor

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5.14	Litigation
5.15	Compliance
5.16	Insurance
5.17	Brokers
5.18	Absence of Certain Business Practices
5.19	Affiliate Transactions
5.20	Circle K Licensing
5.21	Retail Outlets and Franchises

Article VI
REPRESENTATIONS AND WARRANTIES OF PARENT

6.1	Organization and Good Standing
6.2	Authority
6.3	Conflicts; Consents
6.4	Litigation
6.5	Brokers
6.6	Financing Commitments
6.7	Acquisition of the Company Shares for Investment; Ability to Evaluate and Bear Risk
6.8	Acknowledgement of Limitations of Warranties

Article VII
COVENANTS OF SELLER AND PURCHASER

7.1	Access to Properties and Records
7.2	Conduct of Business
7.3	Efforts
7.4	Non-Solicitation of Employees
7.5	Pre-Closing Transfers from Seller to the Company
7.6	Pre-Closing Transfers from the Company to Seller
7.7	Pre-Closing Transfers of Contracts
7.8	Financing
7.9	Capital Expenditure
7.10	Monthly Store Financial Statements

7.11	Further Assurances
7.12	Confidentiality
7.13	Publicity
7.14	Disclosure
7.15	Further Information

Article VIII
TAX MATTERS

8.1	Apportionment of Taxes
8.2	Tax Returns
8.3	Cooperation
8.4	Tax Indemnification
8.5	Refunds and Tax Benefits
8.6	Survival
8.7	Exclusive Remedy
8.8	Contests
8.9	Tax Treatment of Price Adjustment and Indemnification
8.10	Waiver of Confidentiality

Article IX
PERSONNEL, EMPLOYMENT ARRANGEMENTS AND EMPLOYEE BENEFITS

9.1	Offer of Employment
9.2	Continuation Period

Article X
CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSE

10.1	Conditions to Obligation of Each Party to Close
10.2	Conditions to Parent’s Obligation to Close
10.3	Conditions to Seller’s Obligation to Close

Article XI
CLOSING

11.1	Deliveries by Seller to Parent
11.2	Deliveries by Parent to Seller

Article XII
INDEMNIFICATION AND RELATED MATTERS

12.1	Indemnification by Seller
12.2	Indemnification by Parent
12.3	Procedures for Indemnification

Article XIII
TERMINATION

13.1	Termination
13.2	Liabilities After Termination

Article XIV
MISCELLANEOUS

14.1	Entire Agreement
14.2	Governing Law
14.3	Arbitration
14.4	Severability
14.5	Expenses
14.6	Table of Contents and Headings
14.7	Notices
14.8	Binding Effect; Beneficiaries; Assignment
14.9	Amendments
14.10	Counterparts
14.11	Language
14.12	No Presumption
14.13	Interpretation

EXHIBITS

1.1.	Financial Information
6.6(i)	Debt Commitment
6.6(ii)	Equity Commitment
6.6(iii)	Equity Backstop
11.1(b)	Transition Services Agreement
11.1(c)	Phillips 66 Trademark License
11.1(d)	Union 76 Trademark License
11.1(e)	Franchise License
11.1(f)	Conversion Agreement (East Coast)
11.1(g)	Conversion Agreement (West Coast)
11.1(h)	Supply Agreement
11.1(i)	Environmental Liabilities Agreement
11.1(j)	Credit Card Services Agreement
11.1(k)	Real Estate Indemnity Agreement
11.1(l)	Reseller Agreement
11.1(m)	Car Wash Trademark License Agreement
11.1(n)	Tempe Office Lease

SCHEDULES

1.1	Permitted Liens
1.2	Seller Affiliate Employees
3.3(a)	Base Working Capital
5.1(a)	Company capital stock
5.1(b)	Subsidiaries of the Company
5.4(a)	Contractual consents, approvals and waivers to be obtained by Seller
5.4(b)	Governmental and regulatory consents, approvals and waivers to be obtained by Seller
5.5(a)	2002 Financial Statements
5.5(b)	June 30, 2003 financial statements
5.6	Conduct of business other than in the ordinary course of business since June 30, 2003
5.7	Tax disclosures
5.7(c)	Tax Returns
5.8(a)(i)	Real property owned by the Company
5.8(a)(ii)	Real property to be transferred to the Company
5.8(b)	Exception to title
5.8(c)(i)	Real property leased by the Company
5.8(c)(ii)	Real property to be leased by the Company
5.8(d)	Exceptions to leases
5.10(a)(i)	Trademarks owned by the Company
5.10(a)(ii)	Trademarks to be transferred to the Company
5.10(b)	Trademark exceptions
5.11(a)	Material Contracts

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5.11(b)	Material Contracts exceptions
5.11(c)	Additional Material Contracts exceptions
5.12(a)	Employee Benefit Plans
5.12(b)	Employee Benefit Plans subject to Title IV or Section 302 of ERISA or Section 412 of the Code
5.12(c)	Legal Proceedings asserted or instituted against the Company Plans
5.13	Labor or collective bargaining agreements; pending or threatened labor disputes
5.13(d)	WARN
5.14(b)	Pending or threatened Legal Proceedings against the Company
5.15	Noncompliance with federal, state, local and foreign laws and regulations
5.21(a)	Retail Outlets
5.21(b)	U.S. Franchises
5.21(c)	Non U.S. Franchises
5.21(d)	Stores Franchised to Seller
7.2	Conduct of business other than in the ordinary course of business between signing of the Agreement and Closing
7.5	Additional Assets
7.6	Excluded Assets
7.7	Additional Material Contracts

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of October 3, 2003 (together with the Schedules but not the Exhibits hereto, this “Agreement”), between Alimentation Couche-Tard Inc. (“Parent”), a corporation organized under the laws of the Province of Québec, Canada, and ConocoPhillips Company (“Seller”), a Delaware corporation.

W I T N E S S E T H :

WHEREAS, Seller owns 1,000 shares of the common stock, par value $0.01 per share (collectively, the “Company Shares”), of The Circle K Corporation (the “Company”), a Delaware corporation, which shares constitute all of the issued and outstanding shares of the Company; and

WHEREAS, upon the terms and subject to the conditions hereinafter set forth, Seller will sell to 9103-4793 Delaware LP, a limited partnership wholly-owned, directly or indirectly, by Parent and organized under the laws of the State of Delaware (“Purchaser”), and Parent will cause Purchaser to purchase from Seller, the Company Shares;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

“AAA” has the meaning set forth in Section 14.3.

“Accounting Firm” means Deloitte Touche or, if such firm shall decline or is unable to act or is not, at the time of the submission, independent of Parent, Seller and their respective Affiliates, another independent accounting firm of international reputation mutually acceptable to Parent and Seller.

“Accounts Receivable Deficit” has the meaning set forth in Section 3.4(b).

“Accounts Receivable Excess” has the meaning set forth in Section 3.4(b).

“Accounts Receivable Statement” has the meaning set forth in Section 3.4(b).

“Additional Assets” has the meaning set forth in Section 7.5.

“Additional Material Contracts” has the meaning set forth in Section 7.7.

“Adjusted Cash Consideration” means (i) the Cash Consideration, minus (ii) the Environmental Liabilities Adjustment, minus (iii) the Store Closing Adjustment, minus (iv) the Estimated Debt Adjustment, plus or minus (v) the Estimated Working Capital Adjustment, plus or minus (vi) the Final Debt Adjustment, plus or minus (vii) the Final Working Capital Adjustment.

“Affiliate” means, as to any Person, any other Person, which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the opening paragraph.

“Antitrust Authorities” has the meaning set forth in Section 7.3(b).

“Applicable Laws” means (i) all federal, provincial, state or local laws, regulations and rules (to the extent having the force of law) of any Governmental Body in the United States, Canada or any other jurisdiction, (ii) principles of common law and (iii) all orders, rulings, judgments, decisions, awards, injunctions and decrees of any Governmental Body in the United States, Canada or any other jurisdiction, in each case, binding on the Person or assets referred to in the context in which the word is used, whether preliminary or final.

“Base Working Capital” has the meaning set forth in Section 3.3(a).

“Benefit Plan” means any benefit plan as defined by Section 3(3) of ERISA and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan.

“Business Day” means a day (excluding Saturday and Sunday) on which banks generally are open for the transaction of business in New York City and Montreal.

“Car Wash Trademark License Agreement” has the meaning set forth in Section 11.1(m).

“Cash Consideration” means $865,000,000.

“Circle K Licensing Company” means Circle K Licensing Company, Inc., a Texas corporation.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” means the date of the Closing.

“Closing Date Debt” has the meaning set forth in Section 3.5.

“Closing Date Working Capital” has the meaning set forth in Section 3.3(c).

“Code” means the Internal Revenue Code of 1986, as amended, and any citations thereto, or to the Treasury Regulations promulgated thereunder, and shall include any amendments or successor provisions thereto.

“Collected Closing Date Accounts Receivable” has the meaning set forth in Section 3.4(b).

“Common Claim” means any claim (i) made with respect or relating to a Store pursuant to Section 12.1(a)(i) or 12.2(a)(i) and involving an amount in excess of $20,000 and (ii) arising from the same cause that results in the same claim being made with respect to at least 99 other Stores in an amount in excess of $20,000 per Store.

“Company” has the meaning set forth in the recitals.

“Company Employees” means the Company Store Employees and the Seller Affiliate Employees who accept the Purchaser’s offer of employment in accordance with Section 9.1.

“Company Plans” has the meaning set forth in Section 5.12(a).

“Company Shares” has the meaning set forth in the recitals.

“Company Store Employees” means those individuals who are employed by the Company or its Subsidiaries in Store positions (from the level of store manager and below) immediately prior to the Closing Date.

“Confidential Information” has the meaning set forth in Section 7.12.

“Confidentiality Agreement” means the confidentiality agreement, dated as of May 8, 2003, by and between Seller and Parent.

“Contest” has the meaning set forth in Section 8.8.

“Continuation Period” has the meaning set forth in Section 9.2(a).

“Contract” means any written contract, lease of personal property, agreement, undertaking, commitment, understanding or promise, but shall not include leases of real property.

“Conversion Agreement (East Coast)” has the meaning set forth in Section 11.1(f).

“Conversion Agreement (West Coast)” has the meaning set forth in Section 11.1(g).

“Credit Card Services Agreement” has the meaning set forth in Section 11.1(j).

“Debt Commitment” has the meaning set forth in Section 6.6(a).

“Defined Benefit Plan” has the meaning set forth in Section 5.12(b).

“Determination Date” has the meaning set forth in Section 3.4(b).

“Employee Benefit Plan” has the meaning set forth in Section 5.12(a).

“Environmental Law” means any Applicable Law, order or permit relating to  (i) pollution, protection or cleanup of the environment; (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation, shipment or Release of a Hazardous Substance or (iii) occupational health or safety.

“Environmental Liabilities Adjustment” means $35,000,000, the amount proposed by Parent in its bid for the Company to reflect some, but not all, of the environmental liabilities of the Company.

“Environmental Liabilities Agreement” has the meaning set forth in Section 11.1(i).

“Equity Backstop” has the meaning set forth in Section 6.6(a).

“Equity Commitment” has the meaning set forth in Section 6.6(a).

“Equity Investors” means the eight institutional investors and one non-institutional investor who have committed pursuant to the Equity Commitment to purchase capital stock of Parent, in an aggregate amount of approximately C$223,600,000, upon two Business Days notice from Parent.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.12(b).

“Estimated Debt Adjustment” has the meaning set forth in Section 3.5.

“Estimated Working Capital Adjustment” has the meaning set forth in Section 3.3(b).

“Excluded Assets” has the meaning set forth in Section 7.6.

“Final Debt Adjustment” has the meaning set forth in Section 3.5.

“Final Working Capital Adjustment” has the meaning set forth in Section 3.3(c).

“Financial Information” means the financial information specified in Exhibit 1.1.

“Financial Statements” means the 2002 Financial Statements and the June 30 Financial Statements.

“Franchise License” has the meaning set forth in Section 11.1(e).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Body” means any government or political subdivision thereof, or any governmental or regulatory body thereof, or any agency, department, board, commission or instrumentality thereof, or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court that has, in each case, properly asserted jurisdiction over the matter in question.

“Hazardous Substance” means any substance, waste, pollutant, contaminant or material which (i) is regulated, defined or designated as hazardous, dangerous or toxic by a Governmental Body or (ii) is present in an amount and concentration that causes damage or harm to health or the environment, including petroleum and petroleum products, asbestos, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Person” has the meaning set forth in Section 12.3(a).

“Indemnifying Person” has the meaning set forth in Section 12.3(a).

“Interim Period” has the meaning set forth in Section 8.1(a).

“IRS” means the United States Internal Revenue Service.

“June 30 Financial Statements” has the meaning set forth in Section 5.5(b).

“Knowledge of Seller” means the actual knowledge, after due inquiry, of Gary Beatty, Matthew Fischer, William Gover, Doug Hecker, David Holthe, Kathy Krecke, Greg Leins, Paul Murphy, Mick Parker, Jeff Rusinovich, Michael Saiz, Paul Smith and/or Kristy Ton.

“Leased Real Properties” has the meaning set forth in Section 5.8(c).

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, or proceeding (public or private, civil, criminal, administrative or otherwise), other than (except for purposes of indemnification for Third Party Claims pursuant to Sections 12.1(a)(iii) and 12.2(a)(iii)) those relating to Environmental Laws.

“Lenders” meanNational Bank Financial Inc., The Bank of Nova Scotia and CIBC World Markets Corp, CIBC Inc., Scotiabank Inc., National Bank of Canada and Canadian Imperial Bank of Commerce.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, restriction on transfer or other encumbrance.

“Losses” has the meaning set forth in Section 12.1(a).

“Material Adverse Effect” means an effect that results in or causes a material adverse change in the business, operations, results of operations, assets, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole and after giving effect to the Pre-Closing Transfers, except to the extent such material adverse change results from or is caused by (i) the public disclosure of the transactions contemplated hereby, (ii) changes in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Bodies, in each case after the date hereof, (iii) changes, after the date hereof, in applicable generally accepted accounting principles or regulatory accounting requirements generally applicable to comparable companies, (iv) actions taken pursuant to this Agreement and actions or omissions of a party to this Agreement taken with the prior written consent of the other party to this Agreement and (v) changes, after the date hereof, affecting any of the industries in which the Company or its Subsidiaries are primarily engaged or general economic and market conditions (including changes in petroleum or petroleum product prices or margins).

“Material Contracts” has the meaning set forth in Section 5.11(a).

“Option” means with respect to any Person, any security, right, call, subscription, warrant, option, conversion right, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any capital stock or other ownership interest of such Person or any security of any kind convertible into or exchangeable or exercisable for any capital stock or other ownership interest of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of capital stock or other ownership interest of such Person, including any rights to participate in the equity, income or election of the board of directors or other governing body of such Person.

“Owned Real Properties” has the meaning set forth in Section 5.8(a).

“Parent” has the meaning set forth in the opening paragraph.

“Permitted Liens” means, in each case after giving effect to the Pre-Closing Transfers, (a) statutory liens for current Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’, maritime and statutory liens and rights in rem and other similar Liens arising or incurred in the ordinary course of business; (c) zoning, entitlement and other land use and environmental regulations by Governmental Bodies; (d) such easements, covenants, conditions, restrictions, agreements, states of fact and other matters as appear in public records of the property owned by the Company or its Subsidiaries; (e) leases entered into in the ordinary and usual course of business providing for the use or occupancy of a portion or portions of the Owned Real Properties or Leased Real Properties; (f) Liens reflected in Material Contracts or Additional Material Contracts or created by any Transaction Document; (g) Liens, encroachments and other imperfections of title which do not materially detract from the value of or materially interfere with the present use of the properties or assets of the Company and its Subsidiaries subject thereto; (h) Liens securing a lessor’s or licensor’s interest in personal property leased or licensed to the Company or any of its Subsidiaries; (i) Liens registered under the Uniform Commercial Code (as adopted in any applicable state) by any lessor or licensor of personal property to the Company or any of its Subsidiaries; (j) liens securing monetary obligations reflected in the 2002 Financial Statements; and (k) other matters set forth on Schedule 1.1 hereto.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Phillips 66 Trademark License” has the meaning set forth in Section 11.1(c).

“Pre-Closing Transfers” means the transfers referred to in Sections 7.5, 7.6 and 7.7.

“Purchaser” has the meaning set forth in the recitals.

“Purchaser DC Plans” has the meaning set forth in Section 9.2(d).

“Purchaser Indemnified Parties” has the meaning set forth in Section 12.1(a).

“Purchaser Plans” has the meaning set forth in Section 9.2(b).

“Real Estate Indemnity Agreement” has the meaning set forth in Section 11.1(k).

“Release” means any spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substances.

“Reseller Agreement” has the meaning set forth in Section 11.1(l).

“Seller” has the meaning set forth in the opening paragraph.

“Seller Affiliate Employees” means those individuals, identified on Schedule 1.2 hereto, who are employed by Seller or its Subsidiaries (other than the Company and its Subsidiaries) in “non-store” positions immediately prior to the Closing Date, whose primary duties and responsibilities include supporting the Company and its Subsidiaries.

“Seller DC Plans” has the meaning set forth in Section 9.2(d).

“Seller Indemnified Parties” has the meaning set forth in Section 12.2(a).

“Seller Plans” has the meaning set forth in Section 5.12(a).

“September 30 Financial Statements” means the unaudited financial statements of the Company and its Subsidiaries at and for the nine months ended September 30, 2003.

“Short Period” has the meaning set forth in Section 8.1(a).

“Store Closing Adjustment” means $1,000,000, the amount determined by the parties to reflect the transfer or closure of four (4) of the 1663 Stores planned to be included in the Company as of the Closing.

“Stores” has the meaning set forth in Section 5.8(e).

“Straddle Tax Periods” has the meaning set forth in Section 8.1(a).

“Subsidiary” means, with respect to any entity, any other entity that directly or indirectly is controlled by such entity.  For purposes of this definition, “control” means the ownership of stock or other ownership interests of an entity constituting more than 50% of the total combined voting power of all classes of stock or other ownership interests of such entity entitled to vote.

“Supply Agreement” has the meaning set forth in Section 11.1(h).

“Tax” or “Taxes” means all federal, state, foreign or local taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Body, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross receipts, profits, capital, alternative or add-on, transfer, land transfer, recordation, real estate conveyance, rent, documentary, filing, occupation, sales, use, license, value-added, excise, severance, premium, stamp, withholding, business, franchising, property, service, payroll, employment and social security taxes, all surtaxes, and all customs duties and import and export taxes.

“Tax Indemnitee” has the meaning set forth in Section 8.4.

“Tax Indemnity Payment” has the meaning set forth in Section 8.4.

“Tax Returns” includes all returns, reports, declarations, elections, forms, notices, filings, information returns and statements or other documents filed or required to be filed in respect of Taxes.

“Tempe Office Lease” has the meaning set forth in Section 11.1(n).

“Third Party Claim” has the meaning set forth in Section 12.3(a).

“Total Closing Date Accounts Receivable” has the meaning set forth in Section 3.4(a).

“Trademarks” has the meaning set forth in Section 5.10(a).

“Transaction Documents” means the Transition Services Agreement, the Phillips 66 Trademark License, the Union 76 Trademark License, the Franchise License, the Conversion Agreement (East Coast), the Conversion Agreement (West Coast), the Supply Agreement, the Environmental Liabilities Agreement, the Credit Card Services Agreement, the Real Estate Indemnity Agreement, the Reseller Agreement, the Car Wash Trademark License Agreement,

the Tempe Office Lease and each other Contract, document, instrument and certificate to be executed in connection with the transactions contemplated by this Agreement and the foregoing Contracts.

“Transfer Tax” means applicable excise, sales, goods and services, harmonized sales, value added, transfer, land transfer, documentary, filing, recordation, real estate conveyance, stamp, use and other similar taxes, levies, fees and charges due in connection with the transactions contemplated by this Agreement, provided, however, that Transfer Tax shall not include any such taxes, levies, fees or charges due in connection with the Pre-Closing Transfers.

“Transition Services Agreement” has the meaning set forth in Section 11.1(b).

“2002 Financial Statements” has the meaning set forth in Section 5.5(a).

“Uncollected Closing Date Accounts Receivable” has the meaning set forth in Section 3.4(b).

“Union 76 Trademark License” has the meaning set forth in Section 11.1(d).

“$” means, unless otherwise indicated, the lawful currency of the United States of America.

ARTICLE II

SALE AND PURCHASE OF THE COMPANY STOCK

2.1                                 Sale and Purchase of the Company Shares.  Upon the terms and subject to the conditions hereinafter set forth, at the Closing, Seller shall sell to Purchaser, and Parent shall cause Purchaser to purchase from Seller, the Company Shares, free and clear of all Liens and together with all rights now and hereafter attaching thereto.

2.2                                 Delivery of the Company Shares.  At the Closing, Seller shall deliver to Purchaser certificates for all of the Company Shares, duly endorsed for transfer or accompanied by duly executed stock powers or stock transfer forms sufficient to convey to Purchaser good and valid title to the all of the Company Shares on the Closing Date.

ARTICLE III

CONSIDERATION

3.1                                 Amount and Form of Consideration.  Parent shall cause Purchaser to pay to Seller on the Closing Date as consideration for the Company Shares an amount equal to:

(i)                                     the Cash Consideration;

(ii)                                  minus the Environmental Liabilities Adjustment;

(iii)                               minus the Store Closing Adjustment;

(iv)                              minus the Estimated Debt Adjustment;

(v)                                 plus or minus the Estimated Working Capital Adjustment.

3.2                                 Payments at Closing.  The payment specified in Section 3.1 shall be made on the Closing Date by wire transfer of immediately available funds to the account specified by Seller at least two Business Days prior to the Closing Date.

3.3                                 Working Capital Adjustment.  (a)  Schedule 3.3(a) hereto sets forth, as of December 31, 2002, a calculation of the amount equal to (i) the sum of the current assets of the Company minus (ii) the sum of the current liabilities of the Company, in each case as adjusted pursuant to the adjustments set forth on Schedule 3.3(a) (such amount, the “Base Working Capital”).  The Base Working Capital is $74,354,000.

(b)         Not less than ten (10) calendar days prior to the Closing Date, Seller shall deliver to Parent a statement setting forth in reasonable detail a calculation of the amount equal to (i) a good faith estimate of the Closing Date Working Capital minus (ii) the Base Working Capital (such amount, the “Estimated Working Capital Adjustment”), which may be a positive or a negative number.  Seller’s good faith estimate of the Closing Date Working Capital shall consist of the same components and be calculated in the same manner as the Base Working Capital.

(c)          As promptly as practicable following the Closing Date and in any event within ninety (90) calendar days thereafter, Parent shall prepare and deliver to Seller a statement setting forth: (i) as of the close of business on the Closing Date, a calculation of the amount equal to (A) the sum of the current assets of the Company minus (B) the sum of the current liabilities of the Company, in each case adjusted using the same adjustments set forth in Schedule 3.3(a) (such amount, the “Closing Date Working Capital”), which may be a positive or a negative number; and (ii) a calculation of the amount equal to (A) the Closing Date Working Capital minus (B) the sum of the Base Working Capital and the Estimated Working Capital Adjustment (such amount, the “Final Working Capital Adjustment”), which may be a positive or a negative number.  The purpose of the Final Working Capital Adjustment is solely to measure the difference between the Closing Date Working Capital and the sum of the Base Working Capital and the Estimated Working Capital Adjustment.  The Closing Date Working Capital shall consist of the same components and be calculated in the same manner as the Base Working Capital.  Without limitation of the foregoing, Parent and Seller shall cooperate in determining a method for measuring inventory shrinkage.  Seller shall have the right to review all work papers and procedures used to prepare the calculation of the Closing Date Working Capital and the Final Working Capital Adjustment.  Unless Seller, within 45 calendar days after delivery to Seller of such statement, notifies Parent in writing that it objects to such calculations, and specifies in reasonable detail the basis for such objection and each amount in dispute, such statement and such calculations shall become final and binding upon the parties for purposes of this Agreement.  If Parent and Seller are unable to resolve any such objections within 10 Business Days after any such notification has been given, the dispute shall be submitted to the Accounting Firm, which shall be instructed to resolve the dispute expeditiously.  The Accounting Firm shall make a final, binding determination as to the matter or matters in dispute.  The scope of the disputes to be resolved by the Accounting Firm is limited to the unresolved portion of Seller’s objections and the Accounting Firm shall not consider any other matter.  Parent agrees to cooperate, and to cause Purchaser, the Company and their respective Subsidiaries to cooperate, with Seller (and Seller’s authorized representatives) and Seller agrees to cooperate with Parent (and Parent’s authorized representatives), in order to resolve any and all matters in dispute as soon as possible.

(d)         Within 3 Business Days after the determination of the Final Working Capital Adjustment pursuant to Section 3.3(c), if the amount yielded by such calculation is a positive number, then Parent shall cause Purchaser to pay to Seller such amount, and if the amount yielded by such calculation is a negative number, then Seller shall pay to Purchaser such amount (as if it were a positive number).  Such payments shall be by wire transfer of immediately available funds, and shall include simple interest on such amounts at a rate of 5% per annum, commencing on the Closing Date and continuing until the date of full payment hereunder.

(e)          Seller shall, and Parent shall cause Purchaser to, bear one-half of the fees, costs and expenses of the Accounting Firm retained under Section 3.3(c) to resolve any dispute.

3.4                                 Accounts Receivable.  (a) Following the Closing Date, Parent shall cause the Company and its Subsidiaries to use reasonable best efforts to collect the accounts receivable of the Company and its Subsidiaries existing on the Closing Date (the “Total Closing Date Accounts Receivable”); provided, neither the Company nor its Subsidiaries shall be obligated to institute legal action for the collection of any of the Total Closing Date Accounts Receivable or to refer any of the Total Closing Date Accounts Receivable to lawyers or collection agencies.

(b)         Within twenty (20) Business Days following the date that is one hundred and twenty days (120) following the Closing Date (the “Determination Date”), Parent shall provide to Seller a statement (the “Accounts Receivable Statement”) setting forth: (i) a list of any Total Closing Date Accounts Receivable which have not been collected by the Company or its Subsidiaries as of the Determination Date (the “Uncollected Closing Date Accounts Receivable”), together with appropriate documentation reasonably satisfactory to Seller, (ii) a calculation of the aggregate amount of Total Closing Date Accounts Receivable which have been collected by the Company and its Subsidiaries as of the Determination Date (the “Collected Closing Date Accounts Receivable”) and (iii) a calculation of the amount by which the Collected Closing Date Accounts Receivable either exceeds the Net Closing Date Accounts Receivable (an “Accounts Receivable Excess”) or is less than the Net Closing Date Accounts Receivable (an “Accounts Receivable Deficit”).  “Net Closing Date Accounts Receivable” means the accounts receivable net of any reserves or deductions included in the Closing Date Working Capital calculation.

(c)          Unless Seller, within 20 Business Days after receipt of the Accounts Receivable Statement, notifies Parent in writing that it objects to any of the items or calculations set forth therein and specifies in reasonable detail the basis for such objection, the Accounts Receivable Statement shall become final and binding upon the parties for purposes of this Agreement.  Seller and Parent each covenant to cooperate to resolve any disputes with respect to the Accounts Receivable Statement.

(d)         Upon the expiration of the period specified in Section 3.4(c) without Seller giving notice of any objection to the Accounts Receivable Statement, confirmation by Seller that it does not object to the Accounts Receivable Statement or resolution of any disputes with respect to the Accounts Receivable Statement:

(i)             if there is an Accounts Receivable Excess, Parent shall cause the Company and its Subsidiaries to (A) promptly pay to Seller the amount of the Accounts Receivable Excess, (B) assign to Seller all Uncollected Closing Date Accounts Receivable and (C) pay to Seller promptly upon receipt any amounts which the Company or its Subsidiaries receive in respect of Uncollected Closing Date Accounts Receivable, or

(ii)          if there is an Accounts Receivable Deficit, Seller shall promptly pay to the Company the amount of the Accounts Receivable Deficit and Parent shall cause the Company and its Subsidiaries to (A) assign to Seller all Uncollected Closing Date Accounts Receivable and (B) pay to Seller promptly upon receipt any amounts which the Company or its Subsidiaries receive in respect of Uncollected Closing Date Accounts Receivable.

(e)          Any payments made pursuant to this Section 3.4. shall be by wire transfer of immediately available funds.

(f)            Parent acknowledges that none of Parent, Purchaser, the Company nor any of their Subsidiaries shall have any recourse against Seller or any of its Affiliates with respect to any of the Total Closing Date Accounts Receivable except as set forth in this Section 3.4.

3.5                                 Long-Term Debt and Capital Lease Obligations.  (a) The payment to be made by Purchaser to Seller at Closing pursuant to Section 3.1 will be calculated assuming that the principal amount of the long-term debt and capital lease obligations (less any current portion thereof reflected in the Closing Date Working Capital) of the Company on a combined consolidated basis will be $8,657,000 (the “Estimated Debt Adjustment”) at Closing.  Simultaneous with the delivery of the calculation of Closing Date Working Capital pursuant to Section 3.3(c), Parent shall deliver to Seller a statement setting forth: (i) the amount of the long term debt and capital lease obligations (less any current portion thereof reflected in the Closing Date Working Capital) on Closing (the “Closing Date Debt”), together with supporting documents, reasonably satisfactory to Parent and (ii) a calculation of the Closing Date Debt minus the Estimated Debt Adjustment (the “Final Debt Adjustment”), which may be a positive or negative number.  Any dispute as to the Final Debt Adjustment shall be resolved in the same manner as disputes as to the Final Working Capital Adjustment.

(b)         If the Final Debt Adjustment is a positive number, Seller shall promptly pay to Purchaser the amount of the Final Debt Adjustment, and if the Final Debt Adjustment is a negative number, Parent shall cause Purchaser to promptly pay to Seller the amount of the Final Debt Adjustment.  Such payments shall be by wire transfer of immediately available funds, and shall include simple interest on such amounts at a rate of 5% per annum, commencing on the Closing Date and continuing until the date of full payment hereunder.

ARTICLE IV

THE CLOSING

4.1                                 Closing Date.  Except as hereinafter provided, the closing of the transactions described herein (the “Closing”) shall take place at the offices of Cleary, Gottlieb, Steen & Hamilton, on the third Business Day following the date on which all of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions) contained in Article X have been satisfied or, in the case of Section 10.1, waived by both Parent and Seller or, in the case of Section 10.2, waived by Parent or, in the case of Section 10.3, waived by Seller, or at such other place and at such other time and date as may be mutually agreed upon by Parent and Seller.

4.2                                 Proceedings at Closing.  All proceedings to be taken and all documents to be executed and delivered by Seller and any third parties in connection with the consummation of the transactions contemplated hereby and by the Transaction Documents shall be reasonably satisfactory in form and substance to Parent and its counsel (other than the Transaction Documents, which shall be substantially in the forms attached hereto as exhibits).  All proceedings to be taken and all documents to be executed and delivered by Parent, Purchaser and any third parties in connection with the consummation of the transactions contemplated hereby and by the Transaction Documents shall be reasonably satisfactory in form and substance to Seller and its counsel (other than the Transaction Documents, which shall be substantially in the forms attached hereto as exhibits).  All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Parent, as of the date hereof:

5.1                                 Organization and Good Standing.  (a)  Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  The Company has full power and authority to own, lease and operate its assets, properties and rights and to carry on its business as now conducted.  The Company is duly qualified or licensed to do business in each jurisdiction in which the character of the assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Schedule 5.1(a) sets forth the Company’s authorized capital stock, the Company’s issued and outstanding capital stock and the record and beneficial owner of all issued and outstanding capital stock of and other ownership interest in the Company.

(b)         Schedule 5.1(b) sets forth a complete and accurate list of each Subsidiary of the Company, setting forth for each (i) the type of entity, (ii) the jurisdiction of its organization, (iii)

the amount of capital stock or other ownership interest that is authorized, that is issued and that is outstanding, and (iv) the record and beneficial owner of all the issued and outstanding capital stock or other ownership interest.  Each Subsidiary of the Company and Circle K Licensing is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has full power and authority to own, lease and operate its assets, properties and rights and to carry on its business as now conducted.  Each Subsidiary of the Company and Circle K Licensing is duly qualified or licensed to do business in each jurisdiction in which the character of the assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          The certificate of incorporation and by-laws (or equivalent organizational documents) of the Company, each of its Subsidiaries and Circle K Licensing are in full force and effect.  Neither the Company nor any of its Subsidiaries nor Circle K Licensing is in violation of any of the provisions of the their respective organizational documents.

5.2                                 Authorization.  Seller has full corporate power, authority and legal capacity to execute and deliver this Agreement and each Transaction Document to which it is or will be a signatory, and to perform fully its obligations hereunder and thereunder.  The execution, delivery and performance by Seller of this Agreement and each Transaction Document to which it is or will be a signatory has been (in the case of this Agreement) or shall be (in the case of each Transaction Document), on or prior to the Closing Date, duly authorized by all necessary corporate action on the part of Seller, and no other action on the part of Seller or its shareholders is necessary to authorize the execution, delivery or performance by Seller of this Agreement or the Transaction Document to which it is or will be a signatory.  This Agreement has been, and each other Transaction Document to which Seller is to be a party will be, duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other parties thereto, this Agreement constitutes, and each other Transaction Document to which Seller is to be a party, when so executed and delivered, will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

5.3                                 Ownership of Capital Stock.  (a)  The Company Shares have been duly authorized and validly issued, are fully paid and non-assessable and represent all of the issued and outstanding shares of the Company.  Seller owns and has good and valid title to the Company Shares, free and clear of all Liens.

(b)         Except as set forth in Schedule 5.1(b), all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary owned by the Company are duly authorized and validly issued, are fully paid and non-assessable and represent all of the issued and outstanding shares of capital stock, or other ownership interests, of such Subsidiary.  The Company owns all such shares (or other ownership interests) free and clear of all Liens.  Through one of its Subsidiaries, the Company is the owner and holder of record of, with good and valid title to, 48.78% of the outstanding shares of the capital stock of Circle K Licensing and such shares are duly authorized and validly issued, are fully paid and non-assessable and are free and clear of all Liens.

(c)          Except as set forth in Schedules 5.1(a) or 5.1(b), there is no issued or outstanding capital stock or other ownership interest of the Company, any of its Subsidiaries or Circle K Licensing.  There are no authorized or outstanding Options or other agreements, securities or commitments of any nature whatsoever obligating the Company or its Subsidiaries or Circle K Licensing to issue, deliver or sell, or cause to be issued, delivered or sold, any authorized or outstanding shares of the capital stock of (or other ownership interests in), or any securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in), the Company or its Subsidiaries or Circle K Licensing or obligating the Company or its Subsidiaries or Circle K Licensing to grant, extend or enter into any such agreement or commitment.  Except as set forth in Schedules 5.1(a) or 5.1(b), there are no voting trusts, pre-emptive rights, drag-along rights, tag-along rights, rights of first refusal or negotiation, or similar rights of any Person of any character, relating to the issued or unissued capital stock or other ownership interests of the Company or of any of its Subsidiaries or Circle K Licensing.

(d)         Upon the delivery of and payment for the Company Shares at the Closing as provided for in this Agreement, the stock powers to be executed and delivered by Seller to Purchaser will be legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms.

5.4                                 Conflicts; Consents.  (a)  Subject to receipt of the consents, approvals and waivers set forth in Schedule 5.4(a), neither the execution and delivery by Seller of this Agreement or of the Transaction Documents to which it is or will be a party, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by Seller with any of the provisions hereof or thereof will (i) conflict with or result in the breach of any provision of the certificate of incorporation or by-laws or other organizational documents of Seller, the Company or any of the Company’s Subsidiaries, (ii) conflict with, violate, result in the breach or termination of, or constitute a default or give rise to any right of termination or acceleration or right to increase the obligations or otherwise modify the terms under any Material Contract or any lease pertaining to Leased Real Properties, (iii) give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any permit, license, franchise registration or other similar permit (or any pending applications or renewals with respect thereto) or (iv) result in the creation of any Lien (other than any Lien in favor of Purchaser) upon any of the assets of Company or any of its Subsidiaries except, in the case of clauses (ii), (iii) and (iv), for such conflicts, violations, breaches, terminations, defaults, rights or Liens which will not have a Material Adverse Effect.

(b)         Other than the filing with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice of a premerger notification and report form as required by HSR Act, and except as set forth in Schedule 5.4(b), no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by Seller or its respective Affiliates in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization or permit, or to make such declaration, filing or registration, would not have a Material Adverse Effect.

5.5                                 Financial Statements.  (a)  The audited combined consolidated financial statements attached hereto as Schedule 5.5(a) (the “2002 Financial Statements”) present fairly in conformity with GAAP the consolidated financial condition of the Company and its Subsidiaries at, and the Company’s and its Subsidiaries’ results of operations and changes in financial condition for, the year ended December 31, 2002, in each case assuming that certain sites had been combined with the Company as described in the footnotes to the 2002 Financial Statements.

The unaudited pro forma statement of income and balance sheet of the Company and its Subsidiaries included in the footnotes to the 2002 Financial Statements have been derived and properly compiled from the 2002 Financial Statements to give effect to the adjustments therein provided.

(b)         The unaudited financial statements attached hereto as Schedule 5.5(b) (the “June 30 Financial Statements”) have been prepared in conformity with GAAP and present fairly the financial condition of the Company and its Subsidiaries at, and the Company’s and its Subsidiaries’ results of operations and changes in financial condition for, the six months ended, June 30, 2003, in each case assuming that certain sites had been combined with the Company as described in the footnotes to the June 30 Financial Statements.

The unaudited pro forma statement of income and balance sheet of the Company and its Subsidiaries included in the footnotes to June 30 Financial Statements have been derived and properly compiled from the June 30 Financial Statements to give effect to the adjustments therein provided.

(c)          The September 30 Financial Statements, when delivered, will have been prepared in conformity with GAAP and will present fairly the financial condition of the Company and its Subsidiaries at, and the Company’s and its Subsidiaries’ results of operations and changes in financial condition for, the nine months ended, September 30, 2003, in each case assuming that certain sites had been combined with the Company as described in the footnotes to the September 30 Financial Statements.

The unaudited pro forma statement of income and balance sheet of the Company and its Subsidiaries to be included in the footnotes to September 30 Financial Statements will have been derived and properly compiled from the September 30 Financial Statements to give effect to the adjustments therein provided.

(d)         The historical monthly financial data and store profit and loss statements previously made available to Parent were prepared by the Company in the ordinary course of business for management purposes, except as noted therein.

5.6                                 Ordinary and Usual Course of Business; Material Adverse Effect; Material Tax Elections.  Except as contemplated by this Agreement (including Sections 7.5, 7.6 and 7.7) or set forth in Schedule 5.6, between December 31, 2002 and the date hereof, the Company and its Subsidiaries have conducted their business in the ordinary course of business, and there has been no Material Adverse Effect.  Without limitation of the foregoing, between January 1, 2003 and the date hereof, the Company has not made any material Tax election or taken any other action having a similar result.

5.7                                 Taxes.  Except as disclosed in Schedule 5.7 of this Agreement:

(a)          Each of the Company and its Subsidiaries has filed (or been included in) all income Tax Returns and all other material Tax Returns required to be filed with respect to it with the appropriate Governmental Body.  To the Knowledge of Seller, each such Tax Return is true, correct and complete in all material respects.  All material Taxes shown thereon to be due and payable have been paid.  To the Knowledge of Seller, no material adjustments relating to such Tax Returns have been proposed formally or informally by any Governmental Body.

(b)         The Company and its Subsidiaries have not (and Seller has not, on their behalf) (i) waived any statute of limitations in respect of Taxes, (ii) agreed to any extension of time with respect to a Tax assessment or deficiency, or (iii) executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local law.

(c)          The Company and its Subsidiaries have not received written notice that they are being audited by any taxing authority, and to the Knowledge of Seller, there are no claims or assessments pending against the Company or any of its Subsidiaries and there are no threatened actions or proceedings, in each case for the assessment or collection of any material alleged deficiencies in Taxes.  Set forth in Schedule 5.7(c) of this Agreement is a complete list of the income and other Tax Returns filed by the Company or any of its Subsidiaries (or filed by Seller on their behalf) pursuant to the laws or regulations of any federal, state, local or foreign Tax authority that have been audited by the IRS or other appropriate authority with respect to an adjustment in excess of $1,000,000 during the preceding five years (or three years with respect to all Tax Returns other than income Tax Returns).  To the Knowledge of Seller, no changes proposed by a taxing authority in any such audit during such five (or three) year period (other than changes resulting from each such examination or audit disclosed in Schedule 5.7) reasonably can be expected to materially affect the amount of Tax liability for the Company or its Subsidiaries in the future.  Except as set forth on Schedule 5.7(c) of this Agreement, all agreed upon deficiencies as a result of such audits have been paid or finally settled.  The period during which any assessment against the Company or any of its Subsidiaries may be made by the IRS or other appropriate authority has expired without waiver or extension for the years set forth on Schedule 5.7(c) for each such authority.

(d)         Each of the Company and its Subsidiaries has withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any employees, directors and non-resident Persons, the amount of all material Taxes and other deductions required by any Applicable Laws to be withheld from any such amount and has remitted all such withheld amounts that are due and payable to the appropriate Governmental Body.

(e)          To the Knowledge of Seller, no claim has ever been made by any authority in a jurisdiction where neither the Company nor any of its Subsidiaries (nor Seller, on their behalf) files Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(f)            There are no Liens (aside from Permitted Liens) with respect to any material Taxes upon any of the assets and properties of the Company or the Subsidiaries.

(g)         Seller is not a “foreign person” as that term is used in § 1.1445-2 of the United States Treasury Regulations promulgated under the Code.

(h)         To the Knowledge of Seller, none of the properties owned by the Company or any of its Subsidiaries is property that is required to be treated as owned by any other Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(i)             Neither the Company nor any of its Subsidiaries is a party to a tax sharing agreement or similar arrangement relating to a material amount of Taxes.

(j)             Neither the Company nor any of its Subsidiaries has agreed, and none is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party, none has any knowledge that the IRS has proposed any such adjustment or change in accounting method, and there is no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or properties of the Company or any of its Subsidiaries.

(k)          Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that under any circumstances could obligate it to make payments with respect to the transaction contemplated herein, in each case that would not be deductible under Section 280G of the Code.

5.8                                 Real Property.  (a)  Schedule 5.8(a)(i) sets forth a true and complete list of all real property owned by the Company or any of its Subsidiaries, other than real property included in the Excluded Assets.  Schedule 5.8(a)(ii) sets forth a true and complete list of all additional real property that will be owned by the Company or any of its Subsidiaries as of Closing (together with the real property listed on Schedule 5.8(a)(i), the “Owned Real Properties”).

(b)         Except as set forth on Schedule 5.8(b), the Company or one of its Subsidiaries has, or as of Closing will have, good and marketable title to each of the Owned Real Properties, in each case, free and clear of all Liens other than Permitted Liens.

(c)          Schedule 5.8(c)(i) sets forth a true and complete list of all real property leased by the Company or any of its Subsidiaries, other than leased real property included in the Excluded Assets.  Schedule 5.8(c)(ii) sets forth a true and complete list of all additional real property that will be leased by the Company or any of its Subsidiaries as of Closing (together with real property listed on Schedule 5.8(c)(i), the “Leased Real Properties”).

(d)         Except as set forth on Schedule 5.8(d): (i) the Company or one of its Subsidiaries has, or as of Closing will have, a valid and subsisting leasehold estate in, as lessee for the full term of the lease thereof, each of the Leased Real Properties; and (ii) the Company’s or its Subsidiaries’ leasehold interests in the Leased Real Properties are free and clear of all Liens, other than Permitted Liens.

(e)          Except as set forth on Schedule 5.8(a)(i) or 5.8(a)(ii), at Closing, the Company and its Subsidiaries will operate a network comprising no less than one thousand six hundred and sixty-three (1,663) convenience store retail outlets (“Stores”) under the trade name Circle K in sixteen (16) states of the United States of America, of which no less than one thousand four hundred and thirty eight (1,438) sell gasoline and other petroleum products, no less than one thousand six hundred and sixteen (1,616) sell beer, no less than one thousand four hundred and eighty-eight (1,488) sell wine, no less than four hundred and six (406) sell liquor, no less than one thousand five hundred and forty-eight (1,548) are equipped with ATM Machines and no less than five hundred and fifty-one (551) are equipped with inventory scanning equipment.

5.9                                 Tangible Personal Property.  The Company and each of its Subsidiaries has or as of Closing will have, sufficiently good and valid title to, or an adequate leasehold interest in, the material tangible personal properties and assets necessary to allow them to conduct their business as and where currently conducted.  Such material tangible personal assets and properties are sufficiently free of Liens, other than Permitted Liens, to allow the Company and its Subsidiaries to conduct their business as currently conducted and, subject to the receipt of the consents, approvals and waivers set forth in Section 5.4(a), the consummation of the transactions contemplated hereby will not alter or impair such ability in any material respect.

5.10                           Intellectual Property.  (a)  Schedule 5.10(a)(i) sets forth a complete and accurate list of all registered trademarks and service marks, and applications to register the foregoing, that are owned by the Company or one of its Subsidiaries.  Schedule 5.10(a)(ii) sets forth a complete and accurate list of all additional registered trademarks and service marks, and applications to register the foregoing, that as of Closing will be owned by the Company or one of its Subsidiaries (together with the items listed on Schedule 5.10(a)(i), the “Trademarks”).  All registrations with and applications to Governmental Bodies in respect of the Trademarks are valid and in full force and effect.

(b)         To the Knowledge of Seller, except as set forth in this Agreement, the other Transaction Documents or Schedule 5.10(b) and except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have, or as of Closing will have, the exclusive right to use each Trademark as it is currently being used with the goods and services set forth in the certificate of registration or application for registration for such Trademark, and the consummation of the transactions contemplated hereby will not alter or impair any such rights.

(c)          All Trademarks are currently active and are in compliance with all Applicable Laws (including, the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, are not subject to any filing fees, maintenance fees, annuities or Taxes or actions falling due within ninety (90) days after the Closing Date and are registered in those jurisdictions in which they are used.  To the Knowledge of Seller, (i) no Trademark is now involved in any opposition, invalidation, cancellation or other Legal Proceeding and, to the Knowledge of Seller, no such Legal Proceeding is threatened with respect to any of the Trademarks, (ii) there is no trademark or trademark application of any other Person that potentially interferes with or affects the Company’s and its Subsidiaries’ use of and desired use of the Trademarks, (iii) no Trademark is infringed or is being challenged as invalid or unenforceable or otherwise threatened in any way, (iv) none of the Trademarks infringes or is alleged to infringe any trade name, trademark or service mark of any other Person and (v) all products and materials used under or in connection with a Trademark bear the proper federal registration notice where permitted by Applicable Law.

(d)         Except as set forth in Schedule 5.10(a)(i) or 5.10(a)(ii), (i) Seller owns no intellectual property, other than the trademarks licensed to the Company and its Subsidiaries pursuant to the Transaction Documents, that is materially necessary for the conduct of the Company’s and its Subsidiaries’ business and (ii) the Company and its Subsidiaries now have, and upon consummation of the transactions contemplated hereby will continue to have, all rights in to and under the Trademarks, including the goodwill represented thereby.

(e)          At Closing, the Oracle platform of the Company will continue to be capable (i) to operate the business of the Company and its Subsidiaries to the same extent operated prior to the Closing and (ii) to produce Store profit and loss statements and financial statements per division and on a consolidated basis as the same were produced prior to Closing.

5.11                           Contracts.  (a)  Schedule 5.11(a) lists each of the Contracts (other than Contracts referred to in Section 5.12) to which the Company or any of its Subsidiaries is party or by which the Company or any of its Subsidiaries is bound (together with the parties to each such Contract and the date thereof) (i) that involves payment or other obligations subsequent to the Closing Date of more than $1,000,000 per year or (ii) of which termination would be reasonably likely to have a Material Adverse Effect, (iii) which materially restricts the Company or any of its Subsidiaries from engaging in any business activity anywhere in the world or materially limits the individuals who may be solicited for employment or employed by the Company or its Subsidiaries, (iv) is a Contract with respect to indebtedness for borrowed money, (v) is a partnership, joint venture or other Contract with respect to the sharing of profits or losses of a partnership or joint venture, (vi) is in the nature of securitizations, synthetic leases, or similar structured financings, in each case provided off-balance sheet financing or (vii) providing for the exclusive purchasing of goods or services (collectively, the “Material Contracts”).  Schedule 7.7 lists each of the Additional Material Contracts (together with the parties to each such Contract and the date thereof).

(b)         Except as specified in Schedule 5.11(b), and other than any such failure, breach, default, or waiver, as applicable, which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect, (i) each of the Material Contracts is valid, binding, in full force and effect, and enforceable by the Company or its Subsidiary that is a party thereto in accordance with its terms, (ii) neither the Company nor its Subsidiaries is in breach or default in any material respect under any of the Material Contracts, nor has any event occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default in any material respect, (iii) neither the Company nor its Subsidiaries has waived any material rights under any of the Material Contracts or modified any material terms thereof and (iv) to the Knowledge of Seller, no other party to any Material Contract is in breach or default in any material respect thereunder nor has any event occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default in any material respect.

(c)          Except as specified in Schedule 5.11(c), and other than any such failure, breach, default, or waiver, as applicable, which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect, and in each case assuming that the transactions contemplated by Section 7.7 have been fully consummated and that the consents set forth on Schedule 5.4(a) have been obtained, as of Closing: (i) to the Knowledge of Seller, each of the Additional Material Contracts will be valid, binding, in full force and effect, and enforceable by the Company or its Subsidiary that is a party thereto in accordance with its terms, (ii) neither the Company nor its Subsidiaries will be in breach or default in any material respect under any of the Additional Material Contracts, nor has any event occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default in any material respect, (iii) neither the Company nor its Subsidiaries will have waived any material rights under any of the Additional Material Contracts or modified any material terms thereof and (iv) to the Knowledge of Seller, no other party to any Additional Material Contract will be in breach or default in any material respect thereunder, nor has any event occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default in any material respect.

5.12                           Employee Benefits.  (a) Schedule 5.12(a) sets forth a complete and correct list of all material Benefit Plans maintained by the Company or any of its Subsidiaries with respect to Company Employees as of the Closing Date (the “Company Plans”) or maintained by Seller in respect of which the Company Employees participate (the “Seller Plans”, and together with the Company Plans, the “Employee Benefit Plans”).  None of the Employee Benefit Plans listed on Schedule 5.12(a) is a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer” plan within the meaning of Section 4064 of ERISA.  Neither the Company nor its Subsidiaries nor any ERISA Affiliate contributes to, has any liability with respect to or is obligated to contribute to any multiemployer plan, within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA, with respect to which Parent, Purchaser, the Company or any of its Subsidiaries would be reasonably be expected to have liability.  True, correct and complete copies of the following documents with respect to each of the Company Plans have been made available to Purchaser: (i) any plans and related trust documents and all amendments thereto, (ii) the most recent Forms 5500 and schedules thereto and (iii) the most recent summary plan description.

(b)         None of the Company Plans is subject to Title IV or Section 302 of ERISA or Section 412 of the Code (“Defined Benefit Plan”).  Neither Seller, the Company or its Subsidiaries nor any entity which is under common control with Seller, the Company or any of its Subsidiaries with the meaning of Section 4001(b) of ERISA (each an “ERISA Affiliate”), at any time during the five years preceding the date hereof, terminated or withdrawn from a Defined Benefit Plan with respect to which Parent, Purchaser or the Company would be reasonably be expected to have liability.

(c)          There are no pending or, to the Knowledge of Seller, threatened Legal Proceedings, which have been asserted or instituted against any of the Company Plans, or the assets of any such plan with respect to the operation of any such plan (other than routine claims for benefits).

(d)         Except for such instances of noncompliance, which would not, individually or in the aggregate, have a Material Adverse Effect, each of the Company Plans has been maintained and administered in accordance with the terms and provisions of such plan and Applicable Law and, as of the date of this Agreement, all required contributions with respect to such Company Plans have been made.

(e)          Except as required by Section 4980B of the Code, no Company Plan provides medical or death benefits (whether or not insured) with respect to Company Employees or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of employment.

(f)            Each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter as to such qualification, has been amended to meet the requirements of such section application since such determination and a determination letter request has been filed within the remedial amendment period, or remains within the remedial amendment period for such amendments.

(g)         With respect to each Company Plan, except for instances which would not, individually or in the aggregate, have a Material Adverse Effect, no “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to which the Company or any of its Subsidiaries or any Company Plan may be liable or otherwise damaged.

(h)         No benefit under any Company Plan will be established or become accelerated, vested or payable by reason of any transaction contemplated by this Agreement or any of the Transaction Documents.

(i)             As of immediately prior to the Closing, the Company and its Subsidiaries will have no employees other than Company Store Employees, and will have neither severance liability nor any liability under or pursuant to Seller Plans to Seller Affiliate Employees, including those Seller Affiliate Employees who became Company Employees pursuant to Article IX, as a result of the termination of their employment by Seller.

5.13                           Labor.  Except as set forth on Schedule 5.13:

(a)          Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement.

(b)         Except as reported in the footnotes to the 2002 Financial Statements, there are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c)          No labor union has been certified by a relevant labor relations authority, to the extent applicable, as bargaining agent for any of the Company Employees and no union organizing or decertification activities are underway or, to the Knowledge of Seller, threatened.

(d)         Except as set forth on Schedule 5.13(d), since January 1, 2000, neither the Company nor any of its Subsidiaries has effectuated any plant closing or mass layoff of employees that could implicate any Applicable Laws requiring notice of plant closings or layoffs, including the Worker Adjustment and Retraining Notification Act and any similar state or local Applicable Law.

5.14                           Litigation.  (a)  There is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against Seller which, individually or in the aggregate, directly or indirectly, would reasonably be likely to have a material adverse effect on Seller’s ability to effect the transactions contemplated herein or in any of the other Transaction Documents, nor is there any outstanding judgment, decree or injunction, in each case against Seller, or any statute, rule or order of any Governmental Body applicable to Seller which has or would reasonably be likely to have, individually or in the aggregate, a material adverse effect on Seller’s ability to complete the transactions contemplated herein or in any of the other Transaction Documents.

(b)         Schedules 5.14(b) and 5.15. set forth a true, correct and complete list of all pending or, to the Knowledge of Seller, threatened Legal Proceedings in which the Company or any of its Subsidiaries is a party and which would be reasonably likely to have a Material Adverse Effect.

5.15                           Compliance.  (a)  The Company, its Subsidiaries and Circle K Licensing are in compliance with all Applicable Laws and all permits, licenses, franchises, registrations, consents and approvals issued by Governmental Bodies, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect or as set forth on Schedule 5.15.  Neither the Company nor any of its Subsidiaries has received any notice asserting a failure, or possible failure, to comply with any such Applicable Laws or any such permits, licenses, franchises, registrations, consents and approvals, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect or as set forth on Schedule 5.15.  For purposes of this Section 5.15, the term “Applicable Laws” shall be deemed to exclude all Environmental Laws.

(b)         Except as would not have a Material Adverse Effect, the Company, its Subsidiaries and Circle K Licensing validly hold all permits, licenses, franchises, registrations, consents or approvals issued by Governmental Bodies necessary or appropriate for the use of the Company’s and its Subsidiaries’ assets and properties or the operation of their business and each of which is valid, subsisting and in good standing and none of which is being breached of violated by the Company, its Subsidiaries or Circle K Licensing.

5.16                           Insurance.  As of the Closing, the Company and its Subsidiaries will not have any insurance other than insurance, if any, required by Applicable Law to be subscribed directly by the Company or its Subsidiaries.

5.17                           Brokers.  Except for those Persons whose fees and expenses shall be the sole responsibility of Seller, no Person has acted directly or indirectly as a broker, finder or financial advisor for Seller in connection with the negotiations relating to, or the transactions contemplated by, the Transaction Documents, and no Person is entitled to any fee or commission or like payment in respect thereof, based in any way on any agreement, arrangement or understanding made by or on behalf of Seller.

5.18                           Absence of Certain Business Practices.  Except as would not have a Material Adverse Effect, none of the Company, its Subsidiaries or any of their respective directors, officers, agents or employees has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other payment in violation of Applicable Law.

5.19                           Affiliate Transactions.  At the Closing, except for the Transaction Documents, there will be no liabilities or Contracts between the Company or any of its Subsidiaries, on the one part, and Seller or any of its Affiliates (other than the Company and its Subsidiaries) or any current officer or director of Seller or any of its Affiliates (other than the Company and its Subsidiaries), on the other part.

5.20                           Circle K Licensing.  Circle K Licensing carries on no activity or business of any sort other than the holding of beer and wine licenses (and other activities associated therewith) for retail outlets of the Company and its Subsidiaries located in the state of Texas.

5.21                           Retail Outlets and Franchises.

(a)          Schedule 5.21(a) constitutes a true, complete and accurate list of all retail outlets, whether located on Leased Real Properties or Owned Real Properties which will be operated by the Company and its Subsidiaries at Closing.

(b)         Schedule 5.21(b) constitutes a true, complete and accurate list of all franchisees (showing name of franchisee, date of entering into the franchise agreement, date of expiry of the franchise agreement, percentage of royalties and location of the franchised store) of the Company and its Subsidiaries in the United States of America.

(c)          Schedule 5.21(c) constitutes a true, complete and accurate list of all franchisees (showing name of franchisee, date of entering into the franchise agreement, date of expiry of the franchise agreement, percentage of royalties and location of the franchised store) of the Company and its Subsidiaries outside the United States of America.

(d)         Schedule 5.21(d) constitutes a true, complete and accurate list of all the stores (showing location) which will be franchised at Closing by the Company or one of its Subsidiaries to Seller or one of its Affiliates (other than the Company and its Subsidiaries).

Except for the representations and warranties contained in Article V of this Agreement, none of Seller, any of its Affiliates, their respective officers, directors, employees, agents, representatives, or any other Person, has made, makes or shall be deemed to have made or to make any representation or warranty to Parent or Purchaser, express or implied, at law or in equity, on behalf of Seller or any of its Affiliates, regarding the Company, the Company Shares, the transactions contemplated hereby or otherwise.  Except for the representations and warranties contained in Article V of this Agreement, Seller hereby disclaims, and neither Parent nor Purchaser may rely on, any such representation or warranty whether by Seller, any of its Affiliates, any of their respective officers, directors, employees, agents, representatives or any other Person, notwithstanding the delivery or disclosure (whether in writing or orally) to Parent or Purchaser or any of their officers, directors, employees, agents or representatives or any other Person of any information, documents or material, including, without limitation, projections, estimates or budgets, by Seller, any of its Affiliates, any of their respective officers, directors, employees, agents, representatives or any other Person.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Seller, as of the date hereof:

6.1                                 Organization and Good Standing.  Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

6.2                                 Authority.  (a) Parent has full corporate power, authority and legal capacity to execute and deliver this Agreement and each Transaction Document to which it is or will be a signatory, and to perform fully its obligations hereunder and thereunder.  The execution, delivery and performance by Parent of this Agreement and of each Transaction Document to which it is or will be a signatory has been (in the case of this Agreement) or shall be (in the case of the Transaction Documents), on or prior to the Closing Date, duly authorized by all necessary corporate action, and no other action on the part of Parent or Parent’s shareholders is necessary to authorize the execution, delivery or performance by Parent of this Agreement or the Transaction Documents to which it is or will be a signatory.  This Agreement has been, and each Transaction Document to which Parent is to be a party will be, duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties thereto, this Agreement constitutes, and each Transaction Document to which Parent is to be a party, when so executed and delivered, will constitute, legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their terms.

(b)         Purchaser has full corporate power, authority and legal capacity to execute and deliver each Transaction Document to which it will be a signatory, and to perform fully its obligations thereunder.  The execution, delivery and performance by Purchaser of each Transaction Document to which it will be a signatory shall be, on or prior to the Closing Date, duly authorized by all necessary corporate action.  Each Transaction Document to which Purchaser is to be a party will be duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other parties thereto, when so executed and delivered, will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.

6.3                                 Conflicts; Consents.  (a)  Neither the execution and delivery by Parent of this Agreement nor the execution and delivery by Parent and Purchaser of each Transaction Documents to which Parent or Purchaser will be a party nor the consummation of the transactions contemplated hereby or thereby nor the compliance by Parent or Purchaser with any of the provisions hereof or thereof will (i) conflict with or result in the breach of any provision of the certificate of incorporation or by-laws or other organizational documents of Parent or Purchaser or (ii) conflict with, violate, result in the breach or termination of, or constitute a default or give rise to any right of termination or acceleration or right to increase the obligations of or otherwise modify the terms under, any material lease or Contract to which Parent or Purchaser or any of their Affiliates is a party or by which it or any of their respective properties or assets is bound or subject.

(b)         Other than the filing with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice of a premerger notification and report form as required by the HSR Act, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by Parent, Purchaser or their Affiliates in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

6.4                                 Litigation.  There is no Legal Proceeding pending or, to the knowledge of Parent, threatened against Parent or Purchaser which, individually or in the aggregate, directly or indirectly, would reasonably be likely to have a material adverse effect on Parent’s or Purchaser’s ability to effect the transactions contemplated herein or in any of the Transaction Documents, nor is there any outstanding judgment, decree or injunction, in each case against Parent or Purchaser, or any statute, rule or order of any Governmental Body applicable to Parent or Purchaser which has or would reasonably be likely to have, individually or in the aggregate, a material adverse effect on Parent’s or Purchaser’s ability to complete the transactions contemplated herein or in any of the other Transaction Documents.

6.5                                 Brokers.  Except for those Persons whose fees and expenses shall be the sole responsibility of Parent or an Affiliate thereof, no Person has acted directly or indirectly as a broker, finder or financial advisor for Parent or Purchaser in connection with the negotiations relating to, or the transactions contemplated by, the Transaction Documents and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Parent or Purchaser.

6.6                                 Financing Commitments.  (a) Parent has received (i) debt commitments (the “Debt Commitment”), duly executed by the Lenders and Parent, (ii) a subscription agreement (the “Equity Commitment”), duly executed by the Equity Investors and (iii) an equity backstop (the “Equity Backstop”) with respect to the Equity Commitment, duly executed by National Bank Financial Inc.  A true and correct copy of the Debt Commitment is attached hereto as Exhibits 6.6(i).  A true and correct copy of the Equity Commitment in the form signed by the Equity Investors for an aggregate amount of C$223,600,000 is attached hereto as 6.6(ii).  A true and correct copy of the Equity Backstop is attached hereto as Exhibits 6.6(iii).  Parent shall execute the Equity Commitment no later than the first Business Day following the execution hereof.

(b)         The Debt Commitment, Equity Commitment and Equity Backstop are in full force and effect.  Parent is aware of no reason within its control why the conditions set forth therein would not be satisfied in a timely manner.  The funds to be provided pursuant to the Debt Commitment and Equity Commitment (or, in the event that all or part of the Equity Commitment is no longer available, the Equity Backstop) will be sufficient to pay the Adjusted Cash Consideration.

6.7                                 Acquisition of the Company Shares for Investment; Ability to Evaluate and Bear Risk.  Parent is causing Purchaser to acquire the Company Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Company Shares.  Parent agrees that the Company Shares may not be sold, transferred, offered for sale, pledged or otherwise disposed of by Purchaser without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act, and without compliance with state or foreign securities laws, in each case, to the extent applicable.

6.8                                 Acknowledgement of Limitations of Warranties.  Parent is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement.  Parent hereby acknowledges and agrees to the limitations on the representations and warranties it is receiving and on which it is relying as specified in the last paragraph of Article V.

ARTICLE VII

COVENANTS OF SELLER AND PURCHASER

7.1                                 Access to Properties and Records.  (a)  After the date of this Agreement, Seller shall afford to representatives of Parent reasonable access, during normal business hours and consistent with Applicable Laws, to officers, directors and other key personnel of the Company, its Subsidiaries and Circle K Licensing, the offices of the Company, its Subsidiaries and Circle K Licensing and to their respective properties (including the real property included in the Additional Assets and excluding the real property included in the Excluded Assets), books and records; provided, however, that such access shall be at reasonable times and upon reasonable prior written notice and shall not unreasonably disrupt the personnel and operations of the Company and its Subsidiaries.  All requests for access to such Persons, offices, properties, books, and records shall be made to such of Seller’s representatives as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder.

(b)         Any information provided to Parent, or its representatives in accordance with Section 7.1(a) or otherwise pursuant to this Agreement shall be held by Parent and its representatives in accordance with, and shall be subject to, the terms of the Confidentiality Agreement.

(c)          Following the Closing Date, Parent agrees to (and shall cause Purchaser, the Company and their respective Subsidiaries to) afford Seller’s representatives reasonable access, during normal business hours and consistent with Applicable Laws, to the offices of the Company and its Subsidiaries and to their respective properties, books and records with respect to periods ending on or prior to the Closing Date, to the extent that such access may be requested for any legitimate purpose (including for the purpose of disputing the statements and calculations described in Section 3.3(c) and for purposes of Articles VIII and XII) at no cost to Seller (other than for reasonable out-of-pocket expenses); provided, however, that such access shall be at reasonable times and upon reasonable prior written notice and shall not unreasonably disrupt the personnel and operations of the Company and its Subsidiaries.  Nothing herein shall limit any of Seller’s rights of discovery.

(d)         Parent agrees to cause Purchaser to hold all of the books and records of the Company and its Subsidiaries existing on the Closing Date and not to destroy or dispose of any thereof for a period of five (5) years from the Closing Date or such longer time as may be required by Applicable Laws, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller; provided, that Purchaser may at any time offer such books and records in writing to Seller and if Seller does not notify Purchaser in writing that it desires to obtain such books and records within sixty (60) days thereafter or does not arrange for the transportation of such books and records to Seller, at Seller’s sole cost and expense, within ninety (90) days thereafter, Purchaser may destroy or dispose of such books and records.

7.2                                 Conduct of Business.  From the date of this Agreement through the Closing, except as set forth in Schedule 7.2 or otherwise contemplated by this Agreement (including, without limitation, Sections 7.5, 7.6 and 7.7) or any Transaction Document and except as consented to by Parent (which consent shall not be unreasonably withheld or delayed), Seller shall cause the Company, its Subsidiaries and Circle K Licensing to:

(a)          operate the business of the Company and its Subsidiaries in all material respects in the ordinary course of business;

(b)         not make or revoke any material Tax election or file Tax Returns on a basis inconsistent with those prepared for prior taxable periods unless different treatment of any item is required by any intervening change in Applicable Law;

(c)          not amend the certificate of incorporation, by-laws or comparable governing documents of the Company or any of its Subsidiaries;

(d)         not sell or agree to issue or sell (i) any shares of capital stock of (or other ownership interests in) the Company or any of its Subsidiaries or (ii) any Options with respect to any shares of capital stock of the Company or any of its Subsidiaries;

(e)          except in the ordinary course of business, not (i) sell, transfer or otherwise dispose of any of the material assets of the Company and its Subsidiaries or (ii) create any new Lien on the properties or assets of the Company and its Subsidiaries;

(f)            not (i) increase the annual salary or hourly wage rate payable to any of the Company Employees, except for increases in the ordinary course of business, (ii) enter into any contracts of employment involving annual base compensation in excess of $100,000 (other than contracts terminable by Purchaser without liability immediately following the Closing) or (iii) amend in any material respect any of the Company Plans, other than to transfer sponsorship (including any related assets and liabilities) of any Company Plan to Seller;

(g)         not make any capital expenditures except in the ordinary course of business to satisfy its obligations under Section 7.9;

(h)         except in the ordinary course of business or in connection with a lease pursuant to clause (i) below, not incur any indebtedness for borrowed money;

(i)             not enter into any lease for new equipment with a present value in excess of $500,000;

(j)             not enter into any joint venture, partnership or other similar arrangement;

(k)          not purchase any securities of any Person (other than short term cash investments); and

(l)             not enter into any Contract to take any of the actions prohibited by any of the foregoing clauses.

7.3                                 Efforts.  (a)  Each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cooperate with the other in connection with the foregoing, including using its reasonable best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to Material Contracts or Additional Material Contracts, (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any Applicable Law, including the expiration or early termination of the waiting period under the HSR Act, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iv) to effect all registrations and filings, if any, necessary to consummate the transactions contemplated hereby, and (v) to fulfill all conditions to this Agreement; provided, however, with respect to any Material Contracts or Additional Material Contracts, except as otherwise provided herein, if such waivers, consents, approvals and authorizations cannot be obtained, the parties shall, to the extent practicable, enter into alternative arrangements that result in Purchaser receiving all the benefits and bearing all the costs, liabilities and burdens with respect to any such Material Contracts or Additional Material Contracts until such time as such consent, approval or authorization has been obtained.  Seller and Parent further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use their respective reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

(b)         Parent shall exercise its reasonable best efforts to avoid and eliminate any impediment under any antitrust or trade regulation law that may be asserted by the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, or any other federal or state antitrust reviewing agency (“Antitrust Authorities”), including by offering and agreeing to the sale, transfer, license, hold separate, divestiture or other disposal of any or all of the assets that are part of the transactions contemplated by this Agreement, or any or all of Parent’s own assets (including assets of its Subsidiaries), or any such other actions as are required by the Antitrust Authorities.  Parent and Seller shall supply all information required by any Antitrust Authority as expeditiously as possible, and otherwise fully cooperate with each other in connection with obtaining the necessary antitrust clearance.

7.4                                 Non-Solicitation of Employees.  Except as consented to in writing by the Parent, which consent shall not be unreasonably withheld, Seller shall not, and shall not suffer any of its Affiliates to, make any solicitation or offer, with respect to employment after the Closing, to any Company Employee (including Seller Affiliate Employees) other than Company Employees (including Seller Affiliate Employees) to whom Purchaser elects not to offer employment pursuant to the provisions of Section 9.1 until the second anniversary of the Closing Date; provided, however, that the placing of advertisements for employees which are not specifically directed at any such individual and their ensuing hiring shall not be considered a breach of this Section 7.4.

7.5                                 Pre-Closing Transfers from Seller to the Company.  At or prior to Closing, Seller shall transfer, assign and convey to the Company or one of its Subsidiaries the assets (and any accompanying liabilities) listed in Schedule 7.5 (the “Additional Assets”).

7.6                                 Pre-Closing Transfers from the Company to Seller.  At or prior to Closing, Seller shall cause Company to transfer, assign and convey to Seller or one of its Affiliates the assets (and any accompanying liabilities) listed in Schedule 7.6 (the “Excluded Assets”), without representations or warranties and without recourse.

7.7                                 Pre-Closing Transfers of Contracts.  Seller shall use its reasonable best efforts to assign, or cause to be assigned, to Company or one of its Subsidiaries, at or prior to Closing the contracts listed in Schedule 7.7 (the “Additional Material Contracts”).

7.8                                 Financing.  (a) Parent shall use its reasonable best efforts to promptly satisfy all conditions within its control contained in the Debt Commitment and Equity Commitment (or, in the event all or part of the Equity Commitment is no longer available for any reason, the Equity Backstop), including delivering on a timely basis of all financial and other required information (including the delivery, on or before November 21, 2003, of the Financial Information with respect to Parent).  Parent shall promptly advise Seller of any developments with respect to the Debt Commitment, Equity Commitment and Equity Backstop.

(b)         In the event that (i) the Closing shall not have occurred on or prior to December 24, 2003 and (ii) all of the conditions to Closing set forth in Article X other than the condition set forth in Section 10.2(f) have been satisfied (or are capable of being satisfied at Closing), then Parent shall, not later than December 24, 2003, make a Bridge Funding Request (as defined in the Debt Commitment).

(c)          Not later the date of the signing of this Agreement, Parent shall give notice to the Equity Investors to fund their respective portions of the Equity Commitment.  In the event that any Equity Investor has not funded its portion of the Equity Commitment prior to October 6, 2003, Parent shall sell to National Bank Financial Inc. such unfunded portion on such date.

(d)         Seller shall, at the request of Parent, make available to the Lenders and Equity Investors any information which is reasonably available to the Seller and which is reasonably required, and make available senior management and advisors of the Company and its Subsidiaries, in order to satisfy the conditions set forth in the Debt Commitment, Equity Commitment and Equity Backstop.  Seller shall use its reasonable best efforts to provide to Parent, on or before November 21, 2003, of the Financial Information applicable to the Company.

7.9                                 Capital Expenditure.  Seller covenants and agrees that the Company and its Subsidiaries shall incur or commit for the period from and including January 1, 2003 to and excluding the Closing Date capital expenditures aggregating no less than Twenty Six Million Dollars ($26,000,000) multiplied by a fraction the numerator of which is the number of days from and including January 1, 2003 to and excluding the Closing Date and the denominator of which is three hundred and sixty five (365).

7.10                           Monthly Store Financial Statements.  Seller shall promptly provide Parent with any monthly financial statements and store-by-store profit and loss statements which are prepared by the Company in the ordinary course of business for management purposes.

7.11                           Further Assurances.  Parent and Seller agree (and Parent agrees to cause Purchaser) to execute and deliver such instruments, and take such other actions, as may reasonably be required, whether prior to, at or after the Closing, to carry out the terms of this Agreement and the Transaction Documents and consummate the transactions contemplated hereby and thereby.

7.12                           Confidentiality.  Subject to Section 8.10, following the Closing, each party shall use commercially reasonably efforts to maintain the other party’s (and the other party’s Affiliates’) proprietary and confidential information (“Confidential Information”) in confidence.  Notwithstanding the foregoing, if the party in possession of Confidential Information becomes legally compelled to disclose any of such Confidential Information, such party shall promptly notify the other party of such legal requirement in order that the other party may have an opportunity to seek a protective order or such other remedy as it may consider appropriate.

7.13                           Publicity.  Neither Parent nor Seller, nor any of their respective Affiliates shall issue or cause the publication of any press release or other internal or external announcement with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby without prior consultation with the other party, except as may be required by Applicable Laws or by any listing agreement with a securities exchange or trading market and then only after the other party has been afforded a reasonable opportunity to review and comment on the same.

7.14                           Disclosure.  Prior to Closing, each party shall promptly notify the other party of any events, circumstances, facts or occurrences of which it becomes aware which result in any breach of a representation or warranty or covenant (whether of Parent or Seller) contained in this Agreement or any Transaction Document.

7.15                           Further Information.  After the Closing, Seller shall provide to Parent any information reasonably available to it and not available to Parent or the Company pertaining to the operations of the Company and its Subsidiaries prior to Closing and required by Parent in the preparation of its financial statements or to comply with applicable Canadian and U.S. securities legislation in connection with a public offering or a private placement of, or an exchange offer for, securities of the Parent or its Affiliates.

ARTICLE VIII

TAX MATTERS

8.1                                 Apportionment of Taxes.

(a)          Company Taxes.

(i)                                     In order appropriately to apportion any Taxes relating to a period that includes the Closing Date, the parties hereto will, to the extent permitted by Applicable Law, treat or elect with the relevant taxing authority to treat, for all purposes, the Closing Date as the last day of a taxable period of the Company (a “Short Period”), and such period shall be treated as a Short Period and a period ending prior to or on the Closing Date for purposes of this Agreement.

(ii)                                  In any case where Applicable Law does not permit the Company or one or more of the Subsidiaries to treat the Closing Date as the last day of a Short Period with respect to a taxable period that begins before the Closing Date and that ends after the Closing Date (“Straddle Tax Periods”), then for purposes of this Agreement, the portion of each Tax that is attributable to the operations of whichever among the Company and the Subsidiaries cannot make the election required by subsection (i) above, for the period which would have qualified as a Short Period if such election had been permitted by Applicable Law (an “Interim Period”) shall be (A) in the case of a Tax that is not based on net income, such as real property taxes, personal property taxes and similar ad valorem obligations, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in such Straddle Tax Period, and (B) in the case of a Tax that is based on net income, or incurred upon the occurrence of an event or transaction (such as sales tax), the Tax that would be due with respect to the Interim Period if such Interim Period were a Short Period determined based upon an interim closing of the books.

(iii)                               The parties hereto agree that Seller is responsible for Taxes imposed on the Company or any of its Subsidiaries arising in or relating to periods ending on or prior to the Closing Date and, with respect to Straddle Tax Periods, Taxes imposed on the Company or any of its Subsidiaries, which are allocable pursuant to Section 8.1(a)(ii) to the portion of such period ending on the Closing Date (provided, in each case, that Seller shall not be responsible for Taxes incurred with respect to extraordinary transactions occurring on the Closing Date out of the ordinary course of business (other than the Pre-Closing Transfers, and Transfer Taxes which shall be covered in Section 8.1(c)) and Purchaser is responsible for Taxes arising in or relating to periods beginning after the Closing Date (or Taxes incurred with respect to extraordinary transactions occurring on the Closing Date out of the ordinary course of business (other than the Pre-Closing Transfers, and Transfer Taxes which shall be covered in Section 8.1(c)).

(b)         Other Taxes.  Except as otherwise provided in this Agreement, Parent and Seller agree that, as among Seller and Purchaser, (i) Seller shall be responsible for all Taxes levied or imposed upon, or in connection with, its assets or business other than with respect to the Company and the Subsidiaries (including Taxes for which the Company or its Subsidiaries are liable under Treasury Regulations section 1.1502-6 or otherwise as a result of being included in a consolidated or combined tax group with Seller); and (ii) Purchaser shall be responsible for its own income, franchise or other Taxes, if any, arising from the transactions contemplated by this Agreement.  For the avoidance of doubt, Transfer Taxes and other Closing expenses shall be governed solely by Section 8.1(c).

(c)          Transfer Tax and Other Closing Expenses.  All Transfer Taxes that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby (other than Transfer Taxes and other Closing expenses in connection with the Pre-Closing Transfers) shall be shared equally by Seller and Purchaser (and Parent shall cause Purchaser to bear its 50% share).  All other expenses of Closing will be paid by the party liable for such expense.

8.2                                 Tax Returns.  (a)  Seller shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of all Tax Returns required by Applicable Law to be filed by the Company or any of its Subsidiaries on or prior to the Closing Date.

(b)         Parent shall be responsible for, and shall cause the Company its Subsidiaries to, timely file (taking into account any extensions received from the relevant Tax authorities) all Tax Returns required by Applicable Law to be filed by the Company or any of its Subsidiaries after the Closing Date (and, for the avoidance of the doubt, shall not without the prior written consent of Seller file amended Tax Returns with respect to Tax Returns filed by Seller, which consent shall not be unreasonably withheld).  Seller shall provide to Purchaser all information available to it and necessary for the preparation of the foregoing.  For the avoidance of doubt, all Tax Returns required by Applicable Law to be filed by the Company or its Subsidiaries for taxable periods ending on or prior to the Closing Date, even if not due until after the Closing Date, shall be the responsibility of Seller.  Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in law.  Seller shall be entitled to review and comment on any Tax Return for the Company or any Subsidiary for any taxable period that includes dates on or prior to the Closing Date before it is filed.  Parent shall submit a draft of any such Tax Return to Seller at least 75 days before the date such Tax Return is required to be filed with the relevant Governmental Body (taking into account any applicable extensions).  Seller shall have 25 days after the date of receipt thereof to submit to Parent in writing Seller’s comments with respect to such Tax Return.  Parent shall notify Seller within 15 days after receipt of such comments of (x)

the extent, if any, to which Parent accepts such comments and will file such Tax Return in accordance therewith and (y) the extent, if any, to which Parent rejects such comments.  To the extent Parent rejects the comments of Seller, Parent and Seller shall, within five (5) days, submit the items that are in dispute to the Accounting Firm for it to determine the correct manner for reporting such items.  Seller and Parent shall promptly provide to the Accounting Firm all relevant information, and the Accounting Firm shall have 20 days to submit its determination.  The determination of the Accounting Firm shall be binding upon the parties, and Parent shall file such Tax Return in accordance therewith.  The fees and expenses of the Accounting Firm shall be paid one-half by Seller and one-half by Parent.

8.3                                 Cooperation.  After the Closing, Parent and Seller will make available to each other, as reasonably requested, and to any taxing authority, all information, records or documents relating to Taxes or potential liability of the Company or any of its Subsidiaries for Taxes for all periods prior to or including the Closing Date and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof, provided, however, that Seller shall not be obligated to provide information relating to Taxes of Seller’s consolidated or combined tax group except to the extent such information relates solely to the Company or its Subsidiaries, and neither Seller nor Parent shall be obligated to make any disclosure that reasonably could, as a result of such disclosure, have the effect of causing the waiver of any legal privilege.  Parent shall be responsible for timely notifying all applicable taxing and assessment entities of the change in addressee(s) as well as mailing and billing addresses for Tax correspondence.

8.4                                 Tax Indemnification.  Seller shall indemnify and hold Parent, Purchaser and their Affiliates, including the Company or its Subsidiaries (each a “Tax Indemnitee”) harmless from any and all Taxes allocated to Seller pursuant to the provisions of Section 8.1, and Parent shall indemnify and hold Seller harmless from any Taxes allocated to Purchaser pursuant to the provisions of Section 8.1 (a payment made pursuant to this Section 8.4 being a “Tax Indemnity Payment”), provided, that neither Seller nor Parent shall have any obligation to pay an indemnity pursuant to this Article VIII to the extent that the amount of Taxes for which there would be an obligation to indemnify has already been reflected in the calculation of the Closing Date Working Capital.

8.5                                 Refunds and Tax Benefits.  (a)  Parent shall cause Purchaser to promptly pay to Seller an amount equal to any refund, credit or Tax benefit (including any interest paid or credited with respect thereto) relating to the Company or any of its Subsidiaries received by a Tax Indemnitee of Taxes (i) relating to taxable periods ending on or before the Closing Date or (ii) attributable to Taxes that gave rise to a Tax Indemnity Payment attributable to Taxes that were reflected in the calculation of the Closing Date Working Capital other than any refund, credit or Tax benefit that was reflected in the calculation of the Closing Date Working Capital.  Parent shall, if requested by Seller and at Seller’s expense, file or cause the relevant entity to file for and request any refund or credit which would give rise to a payment under this Section 8.5.  Parent shall permit Seller to control, at the Seller’s expense, the prosecution of any such refund claim, and shall cause the relevant entity to authorize by appropriate power of attorney such Person as Seller shall designate to represent such entity with respect to such refund claim.

(b)         Any amount otherwise payable under this Article VIII shall be reduced by any Tax benefit that a Tax Indemnitee would not have otherwise been entitled to but for the Tax or circumstances that gave rise to the obligation to make a Tax Indemnity Payment.  If a Tax benefit is realized by a Tax Indemnitee after the payment of a Tax Indemnity Payment then such Tax Indemnitee shall pay an amount to the indemnitor equal to the Tax benefit realized.  A Tax benefit will be considered to be realized for purposes of this Section 8.5 at the time that it is reflected on a Tax Return of a Tax Indemnitee.

(c)          Any amount payable under this Article VIII shall include the payment of such amount, if any, as shall be necessary to hold any Tax Indemnitee harmless on an after-tax basis from all Taxes required to be paid by such Tax Indemnitee with respect to such payment.

8.6                                 Survival.  All obligations under this Article VIII shall survive the Closing hereunder and continue until 30 days following the expiration of the statute of limitations on assessment of the relevant Tax, as such statute of limitations may be extended by any waiver thereof; provided that Parent has notified Seller of such extension within thirty (30) days following such extension becoming effective.

8.7                                 Exclusive Remedy.  Notwithstanding anything to the contrary in this Agreement, claims for indemnification under this Article VIII will be governed exclusively by this Article VIII.  Claims for breaches of representations and warranties contained in Section 5.7 that do not result in indemnification pursuant to this Article VIII shall be governed by Article XII.

8.8                                 Contests.  For purposes of this Agreement, a “Contest” is any audit, court proceeding or other dispute with respect to any Tax matter that affects the Company or any of its Subsidiaries or the Additional Assets or the Excluded Assets, as the case may be.  Unless Parent has previously received written notice from Seller of the existence of such Contest, Parent shall give written notice to Seller of the existence of any Contest relating to a Tax matter that may result in Seller being required to make a Tax Indemnity Payment under this Article VIII within ten (10) days from the receipt by Parent of any written notice of such Contest but Parent’s failure to provide Seller with such notice within such time shall not relieve Seller of any liability hereunder except to the extent Seller is prejudiced thereby.  Unless Seller previously has received written notice from Parent of the existence of such Contest, Seller shall give written notice to Parent of the existence of any Contest relating to a Tax matter that may result in Parent being required to make a Tax Indemnity Payment under this Article VIII within ten (10) days from the receipt by Seller of any written notice of such Contest but Seller’s failure to provide Parent with such notice within such time frame shall not relieve Parent of any liability hereunder except to the extent Parent is prejudiced thereby.  Parent and Seller agree, in each case at no cost to the other party, to cooperate with the other and the other’s representatives in a prompt and timely manner in connection with any Contest.  Such cooperation shall include making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files, provided, however, that Seller shall not be obligated to provide information relating to Taxes of Seller’s consolidated or combined tax group except to the extent such information relates solely to the Company or its Subsidiaries and neither Seller nor Parent shall be obligated to make any disclosure that reasonably could, as a result of such disclosure, have the effect of causing the waiver of any legal privilege.  Seller shall, at its election, have the right to represent the Company’s or any of its Subsidiaries’, as the case may be, interests in any Contest relating to a Tax matter for which it may be required to make a Tax Indemnity Payment, to employ counsel of its choice at its expense, and to control the conduct of such Contest, including settlement or other disposition thereof, provided, however, that Parent shall have the right to consult with Seller regarding any such Contest that may affect the Company or its Subsidiaries for any periods ending after the Closing Date at Parent’s own expense and provided, further, that any settlement or other disposition of any such Contest may only be with the consent of Parent, which consent will not be unreasonably withheld.  Purchaser shall have the right to control the conduct of any Contest with respect to any Tax matter arising in a period after the Closing Date for which the Seller does not have liability pursuant to this Article VIII.

8.9                                 Tax Treatment of Price Adjustment and Indemnification.  All amounts paid pursuant to this Agreement by one party to another party (other than interest payments) shall be treated by the parties as an adjustment to the Cash Consideration.

8.10                           Waiver of Confidentiality.  Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party to this Agreement (and each employee, representative or other agent of such party) may (i) consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of the transactions contemplated hereby, and (ii) disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the party relating to such tax treatment and tax structure; provided that clause (ii) shall not apply until the earliest of (x) the date of the public announcement of discussions relating to the transactions contemplated hereby, (y) the date of the public announcement of the transactions contemplated hereby or (z) the date of the execution of this Agreement.  For this purpose, “tax structure” is limited to any facts relevant to the U.S. federal or Canadian income tax treatment of the transaction and does not include information relating to the identity of the parties.

ARTICLE IX

PERSONNEL, EMPLOYMENT ARRANGEMENTS AND EMPLOYEE BENEFITS

9.1                                 Offer of Employment.  On or prior to the Closing Date, Seller shall terminate the employment of all Seller Affiliate Employees.  Seller shall be solely responsible for all severance liabilities, any liabilities under or pursuant to any Seller Plan and any other claims from, or liabilities and obligations to, each Seller Affiliate Employee incurred prior to or as a result of such termination.  At least ten (10) days prior to the Closing Date, Parent shall cause Purchaser to offer to employ the Seller Affiliate Employees as selected by Parent in accordance with the provisions hereof and Applicable Law.  Parent shall deliver to Seller at least ten (10) days prior to the Closing Date a list of the Seller Affiliate Employees to which Parent does not intend to cause Purchaser to offer employment.  With respect to each employee not named on the foregoing list, Parent shall cause Purchaser to offer to employ such individual in a position of similar responsibility to the position such employee holds immediately prior to the Closing Date.  Seller Affiliate Employees who accept such offer of employment shall be treated for all purposes under this Agreement as Company Employees and shall become exclusively employees of the Company or one of its Subsidiaries effective as of the Closing Date.  Effective as of the Closing Date, the Company shall assume and be solely responsible for any and all claims, liabilities and obligations, whether contingent or otherwise, in respect of each such Seller Affiliate Employee that accrues or is incurred by or becomes payable with respect to such Seller Affiliate Employee on or after the Closing Date.

9.2                                 Continuation Period.

(a)          Subject to the provisions of Section 9.1, for the one-year period ending on the first anniversary of the Closing Date (the “Continuation Period”), Parent shall cause Purchaser or the Company and its Subsidiaries to provide each Company Employee (including Seller Affiliate Employees who are deemed to be Company Employees pursuant to Section 9.1), during any portion of the Continuation Period that such employee is employed by the Company or any such Subsidiary, (i) an annual salary or hourly wage rate, as applicable, that is no less than the annual salary or hourly wage rate payable to such employee immediately prior to the Closing Date, (ii) an annual variable compensation bonus opportunity with target payouts that are no less than those applicable to such employee immediately prior to the Closing Date and (iii) (A) with respect to Seller Affiliate Employees who are deemed to be Company Employees pursuant to Section 9.1, welfare benefits (other than severance benefits) that are substantially similar in the aggregate to the welfare benefits (other than severance benefits) provided to similarly situated employees of Parent with similar duties and responsibilities and (B) with respect to Company Store Employees, welfare benefits (including severance benefits) that are substantially similar in the aggregate to the welfare benefits (including severance benefits) that are provided to similarly situated employees of Parent with similar duties and responsibilities.  Notwithstanding any other provision herein, none of the Company, any of its Subsidiaries, Parent or Purchaser will have any obligation to continue the employment of any such Company Employee (including any Seller Affiliate Employee who is deemed to be a Company Employee pursuant to Section 9.1) for any period following the Closing Date.

(b)         With respect to employee benefit plans, if any, of Parent, Purchaser or their Subsidiaries in which Company Employees (including Seller Affiliate Employees who are deemed to be Company Employees pursuant to Section 9.1) become eligible to participate after the Closing (the “Purchaser Plans”), Parent shall, or shall cause Purchaser, the Company or its Subsidiaries to: (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements for the plan year that includes the Closing Date applicable to the Company Employees under any welfare plan that such Company Employees may be eligible to participate in after the Closing, (ii) provide each such Company Employee with credit towards any applicable deductible or out-of-pocket requirements under any welfare plans that such Company Employees are eligible to participate in after the Closing and (iii) provide each Company Employee with credit for all service with Seller, the Company or its Subsidiaries under each Purchaser Plan in which such Company Employees are eligible to participate; provided however, that in no event shall the Company Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.  With respect to any accrued but unused vacation time to which any Company Store Employee is entitled pursuant to the vacation policy applicable to such employee immediately prior to the Closing Date, Parent shall cause Purchaser to credit such Company

Store Employee with such accrued vacation to the extent accrued as a liability in the Closing Date Working Capital.

(c)          Seller shall be responsible to provide continuation coverage, in accordance with Section 4980B of the Code, to all Company Employees and “qualified beneficiaries” (within the meaning of Section 4980B of the Code) of any such employee who, as of the Closing Date, is receiving or is eligible to elect to receive, such continuation coverage, or who become eligible for such continuation coverage on the Closing Date as a result of the consummation of the transactions contemplated hereby or in any of the Transaction Documents.

(d)         Effective as of the Closing Date, Parent shall, or shall cause Purchaser, the Company or any of its Subsidiaries to, permit Company Employees who participated in the ConocoPhillips Savings Plan, the Conoco Thrift Plan, the ConocoPhillips Store Savings Plan or the Conoco Retail Thrift Plan (the “Seller DC Plans”) to participate in a defined contribution plan of Parent’s Subsidiaries applicable to employees in the United States (the “Purchaser DC Plan”).  The Purchaser DC Plans shall (i) recognize for purposes of eligibility and vesting the service of the Company Employees which was recognized under the applicable Seller DC Plan and (ii) permit the Company Employees to rollover their vested interests in the applicable Seller DC Plan into the Purchaser DC Plan.

(e)          Prior to the Closing Date, the Seller shall cause the Company to transfer sponsorship of the Circle K Holdings, Inc. Management Deferral Plan, the Circle K Short Term Disability Plan to the Seller and the Seller shall assume such sponsorship and all liabilities with respect thereto and the Circle K Stores Inc. Employee Benefit Plan.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSE

10.1                           Conditions to Obligation of Each Party to Close.  The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a)          no preliminary or permanent injunction or other order of any Governmental Body nor any Applicable Law shall have become effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any transactions contemplated by this Agreement or any Transaction Document; and

(b)         all material consents, approvals and authorizations required to be obtained under any Applicable Laws relating to the transactions contemplated hereby shall have been obtained in form and consent reasonably satisfactory to the parties and all required filings, if any, under any Applicable Laws, including the HSR Act, shall have been made and any required waiting period under such Applicable Laws applicable to the transactions contemplated by this Agreement shall have expired or been earlier terminated.

10.2                           Conditions to Parent’s Obligation to Close.  Parent’s obligation to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a)          each of the representations and warranties of Seller contained in this Agreement shall be true and correct, as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of that date), except where the failure to be so true and correct would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect;

(b)         the covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects, including the transfer, assignment and conveyance of the Additional Assets as provided in Section 7.5;

(c)          Parent shall have received at the Closing a certificate dated the Closing Date and validly executed and delivered on behalf of Seller certifying as to the matters specified in Sections 10.2(a) and 10.2(b);

(d)         Parent shall have received the documents referred to in Section 11.1;

(e)          There shall not have occurred and be continuing any Material Adverse Effect; and

(f)            Parent shall have received financing proceeds in an aggregate amount and on terms and conditions substantially as described in and consistent in all material respects with the Debt Commitment and Equity Commitment (or the Equity Backstop).

10.3                           Conditions to Seller’s Obligation to Close.  The obligations of Seller to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a)          each of the representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects, as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of that date);

(b)         the covenants and agreements of Parent to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects; and

(c)          Seller shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Parent certifying as to the matters specified in Sections 10.3(a) and 10.3(b); and

(d)         Seller shall have received the payments and documents referred to in Section 11.2.

ARTICLE XI

CLOSING

11.1                           Deliveries by Seller to Parent.  At the Closing (or at any date specified hereafter and mutually agreed to by Seller and Parent) Seller shall deliver to Parent:

(a)          Certificates evidencing the Company Shares together with a stock power or other instrument sufficient to convey the Company Shares to Purchaser, which instrument shall have been duly executed by Seller;

(b)         a copy, duly executed by Seller, of the Transition Services Agreement (the “Transition Services Agreement”), substantially in the form attached hereto as Exhibit 11.1(b);

(c)          a copy, duly executed by Seller, of the Phillips 66 Trademark License Agreement (the “Phillips 66 Trademark License”), substantially in the form attached hereto as Exhibit 11.1(c)

(d)         a copy, duly executed by Seller, of the Union 76 Trademark License Agreement (the “Union 76 Trademark License”), substantially in the form attached hereto as Exhibit 11.1(d);

(e)          a copy, duly executed by Seller and TMC Franchise Corporation, of the Circle K License Agreement (the “Franchise License”), substantially in the form attached hereto as Exhibit 11.1(e);

(f)            a copy, duly executed by Seller and TMC Franchise Corporation, of the Circle K Conversion Agreement (East Coast) (the “Conversion Agreement (East Coast)”) substantially in the form attached hereto as Exhibit 11.1(f);

(g)         a copy, duly executed by Seller and TMC Franchise Corporation, of the Circle K Conversion Agreement (West Coast) (the “Conversion Agreement (West Coast)”) substantially in the form attached hereto as Exhibit 11.1(g);

(h)         a copy, duly executed by Seller, of the Supply Agreement (the “Supply Agreement”), substantially in the form attached hereto as Exhibit 11.1(h);

(i)             a copy, duly executed by Seller at the time of execution hereof, of the Environmental Liabilities Agreement (the “Environmental Liabilities Agreement”), substantially in the form attached hereto as Exhibit 11.1(i);

(j)             a copy, duly executed by Seller, of the Credit Card Services Agreement (the “Credit Card Services Agreement”), substantially in the form attached hereto as Exhibit 11.1(j);

(k)          a copy, duly executed by Seller, of the Real Estate Indemnity Agreement (the “Real Estate Indemnity Agreement”), substantially in the form attached hereto as Exhibit 11.1(k);

(l)             a copy, duly executed by Seller, of the Reseller Agreement (the “Reseller Agreement”), substantially in the form attached hereto as Exhibit 11.1(l); and

(m)       a copy, duly executed by Seller, of the Car Wash Trademark License Agreement (the “Car Wash Trademark License Agreement”), substantially in the form attached hereto as Exhibit 11.1(m);

(n)         a copy, duly executed by Seller, of the Tempe Office Lease (the “Tempe Office Lease”) substantially in the form attached hereto as Exhibit 11.1(p);

(o)         resignations and releases from all directors of the Company and its Subsidiaries, in form and content reasonably acceptable to Purchaser;

(p)         a certificate of non-foreign status executed by Seller and satisfying the requirements of §1.1445-2(b)(2)(i) of the United States Treasury Regulations promulgated under the Code; and

(q)         the certificate referred to in Section 10.2(c).

11.2                           Deliveries by Parent to Seller.  At the Closing (or at any date specified hereafter and mutually agreed to by Seller and Parent) Parent shall deliver to Seller:

(a)          a wire transfer of immediately available U.S. dollar funds in the amount specified in Section 3.1;

(b)         a copy, duly executed by Purchaser, of the Transition Services Agreement;

(c)          a copy, duly executed by Purchaser, of the Phillips 66 Trademark License;

(d)         a copy, duly executed by Purchaser, of the Union 76 Trademark License;

(e)          a copy, duly executed by Purchaser, of the Supply Agreement;

(f)            a copy, duly executed by Parent at the time of execution hereof, of the Environmental Liabilities Agreement;

(g)         a copy, duly executed by Purchaser, of the Credit Card Services Agreement;

(h)         a copy, duly executed by Purchaser, of the Real Estate Indemnity Agreement;

(i)             a copy, duly executed by Purchaser, of the Reseller Agreement;

(j)             a copy, duly executed by Purchaser, of the Car Wash Trademark License Agreement;

(k)          a copy, duly executed by Purchaser, of the Tempe Office Lease; and

(l)             the certificate referred to in Section 10.3(c).

ARTICLE XII

INDEMNIFICATION AND RELATED MATTERS

12.1                           Indemnification by Seller.  (a)  Subject to the express provisions of this Article XII and except as otherwise provided in Article VIII, Seller shall indemnify, defend and hold harmless Parent, Purchaser, their Affiliates and the respective officers, directors, employees and agents of Parent, Purchaser and their Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against all claims, losses, damages and costs (including, without limitation, the reasonable fees and expenses of counsel) fines and penalties, whether or not involving a

Third Party Claim (collectively, “Losses”) incurred or suffered by a Purchaser Indemnified Party, but only to the extent attributable to:

(i)                                     any inaccuracy in any material respect as of the Closing Date of any representation or warranty made by Seller in Article V of this Agreement (it being understood that, for purposes of this Article XII, such representations and warranties will be interpreted without giving effect to any qualifications or limitations as to “materiality” or “Material Adverse Effect”);

(ii)                                  any breach by Seller of any of its covenants under this Agreement;

(iii)                               any Legal Proceeding filed against or served on the Company or its Subsidiaries as of the Closing Date;

(iv)                              any liabilities for payments to the directors, officers and/or employees of the Company or any of its Subsidiaries not in the ordinary course of business, including retention bonuses, stay pay, termination, indemnity, severance, damage, claim or other payment bonuses, in each case to the extent such obligation arose (i) in connection with the consummation of the transactions contemplated by this Agreement and (ii) prior to the Closing Date; and

(v)                                 any liabilities, including funding liabilities, with respect to the Seller Plans or the Seller DC Plans.

(b)         Notwithstanding any provision to the contrary:

(i)                                     Seller shall have no liability under Section 12.1(a)(i) in connection with any claim unless and until the aggregate liability that Seller would, but for this Section 12.1(b)(i), have in connection with such claim for any inaccuracy or breach, exceeds an amount equal to $50,000, in which case Seller shall be liable from the first dollar with respect to such claim; provided, however, that if such claim is a Common Claim, then Seller shall be liable from the first dollar with respect to such claim;

(ii)                                  Seller shall have no liability under Section 12.1(a)(i) unless and until the aggregate liability of Seller would, but for this Section 12.1(b)(ii), have exceeded on a cumulative basis an amount equal to $5,000,000, and then only to the extent of such excess; provided, however, that if the aggregate liability of Seller would, but for this Section 12.1(b)(ii), have exceeded on a cumulative basis an amount equal to $10,000,000, Seller shall be liable for such aggregate liability from the first dollar;

(iii)                               the aggregate liability of Seller under Section 12.1(a)(i) shall not exceed 20% of the Adjusted Cash Consideration; and

(iv)                              no Purchaser Indemnified Party may make any claim for indemnification under this Article XII if it may make a claim for indemnification with respect to the pertinent subject matter under another Transaction Document (whether or not such claim results in a payment of indemnification to any Purchaser Indemnified Party).

For purposes of this Section 12.1, “Losses” shall include both capital improvement costs and compensatory monetary damages for violations of law prior to Closing but shall exclude cost incurred to comply with law on an ongoing basis (to the extent such ongoing costs are incurred following the Closing).

(c)          Except for the indemnification set forth in Section 12.1(a)(iii) and 12.2(a)(iii) with respect to Third-Party Claims, the indemnifications set forth in this Agreement shall specifically exclude Losses arising from or related to the presence or Release of Hazardous Substances, or compliance with Environmental Laws, the terms of which shall be governed by the Environmental Liabilities Agreement.

(d)         To the extent not transferred by the Company to Seller prior to Closing, Parent agrees to cause the Purchaser Indemnified Parties to assign to Seller all rights (whether such rights arise from insurance, contract, statute or otherwise) that the Purchaser Indemnified Parties may have relating to the liabilities for which Seller, pursuant to this Section 12.1, has indemnified, is in the process of indemnifying or has expressly committed to indemnify Purchaser Indemnified Parties, whether such rights arise prior to or following the Closing.  Following the Closing, Parent shall, and shall cause the Purchaser Indemnified Parties to, cooperate with Seller in the enforcement of any such rights, including by making available books, records, contractual agreements, maintenance histories and all other reasonably necessary items (including the computer systems housing such information) and by making available employees on a mutually convenient basis.  Parent shall, and shall cause the Purchaser Indemnified Parties to, promptly transfer upon receipt any funds received in connection with such rights.

12.2                           Indemnification by Parent.  (a)  Subject to the express provisions of this Article XII and except as otherwise provided in Article VIII, Parent shall indemnify, defend and hold harmless Seller, its Affiliates and the respective officers, directors, employees and agents of Seller and its Affiliates (collectively, the “Seller Indemnified Parties”) from and against all Losses incurred or suffered by a Seller Indemnified Party, but only to the extent attributable to:

(i)                                     any inaccuracy in any material respect as of the Closing Date of any representation or warranty, made by Parent in this Agreement (it being understood that, for purposes of this Article XII, such representations and warranties will be interpreted without giving effect to any qualifications or limitations as to “materiality” or “Material Adverse Effect”);

(ii)                                  any breach by Parent of any of its covenants under this Agreement;

(iii)                               any Legal Proceeding relating to the operations of the Company or its Subsidiaries other than those specified in Sections 12.1(a)(iii); or

(iv)                              payment or performance by Seller or its Subsidiaries after the Closing under guarantees of obligations of the Company or its Subsidiaries (other than guarantees specified in the Real Estate Indemnity Agreement as liabilities of Seller).

(b)         Notwithstanding any provision to the contrary:

(i)                                     Parent shall have no liability under Section 12.2(a)(i) in connection with any claim unless and until the aggregate liability that Seller would, but for this Section 12.2(b)(i), have in connection with such claim for any inaccuracy or breach, exceeds an amount equal to $50,000, in which case Parent shall be liable from the first dollar with respect to such claim; provided, however, that if such claim is a Common Claim, then Parent shall be liable from the first dollar with respect to such claim;

(ii)                                  Parent shall have no liability under Section 12.2(a)(i) unless and until the aggregate liability of Parent would, but for this Section 12.2(b)(ii), have exceeded on a cumulative basis an amount equal to $ 5,000,000 and then only to the extent of such excess; provided, however, that if the aggregate liability of Parent would, but for this Section 12.1(b)(ii), have exceeded on a cumulative basis an amount equal to $10,000,000, Parent shall be liable for such aggregate liability from the first dollar;

(iii)                               the aggregate liability of Parent under Section 12.2(a)(i) shall not exceed 20% of the Adjusted Cash Consideration; and

(iv)                              no Seller Indemnified Party may make any claim for indemnification under this Article XII if it may make a claim for indemnification with respect to the pertinent subject matter under another Transaction Document (whether or not such claim results in a payment of indemnification to any Seller Indemnified Party).

12.3                           Procedures for Indemnification.  (a)  If any suit, action, proceeding, investigation, claim or demand shall be brought or asserted by any third Person (including, without limitation, any Governmental Body) (a “Third Party Claim”) against any Person in respect of which indemnity may be sought pursuant to Section 12.1 or Section 12.2, such person (the “Indemnified Person”) shall notify the Person against whom such indemnity may be sought (the “Indemnifying Person”) in writing in reasonable detail of the Third Party Claim within 30 days after receipt by such Indemnified Person of formal notice of such Third Party Claim, and, thereafter, such Indemnified Person shall promptly forward to the Indemnifying Person a copy of all notices and documents (including court papers) received by the Indemnified Person pursuant to the Third Party Claim; provided, however, that the failure to give such notification within 30 days after such receipt of formal notice and the failure to forward a copy of such notices and documents shall not affect the obligations of the Indemnifying Person or the rights of the Indemnified Person except to the extent the Indemnifying Person has actually been prejudiced in a material way as a result of such failure.  Upon the receipt by the Indemnifying Person of notice of a Third Party Claim, the Indemnifying Person may elect to assume the defense of such Third Party Claim by promptly delivering a notice to the Indemnified Person of the assumption of such defense and to retain defense counsel to represent the Indemnified Person.  Any election made by an Indemnifying Person to assume the defense of a Third Party Claim shall not be deemed an acknowledgement that such Third Party Claim is subject to indemnification under this Article XII.  If the Indemnifying Person so elects to assume the defense of a Third Party Claim, then (i) the Indemnified Person may participate in such defense and employ counsel, at such Indemnified Person’s expense, separate from the reasonably acceptable counsel employed by the Indemnifying Person, but the Indemnifying Person shall control such defense and shall not be liable to such Indemnified Person for the fees and expenses of the separate counsel retained by such Indemnified Person, and (ii) the Indemnified Person and any other Indemnified Persons will cooperate with the Indemnifying Person in such defense, including by providing, upon the reasonable request of the Indemnifying Person, books, records, contractual agreements, maintenance histories and all other reasonably necessary items (including the computer systems housing such information) and by making available employees on a mutually convenient basis.  The Indemnifying Person shall not be liable for any settlement of any Third Party Claim effected without its prior written consent.  No Indemnifying Person shall, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened Third Party Claim in respect of which such Indemnified Person is or could have been a party, or is or could have been subject, and in respect of which indemnity is or could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all Losses related to the subject matter of such pending or threatened Third Party Claim.  The Indemnifying Party shall, at any time, be entitled to elect to no longer defend a Third Party Claim; provided, that the Indemnifying Person shall reasonably assist in transitioning the defense of such Third Party Claim back to the Indemnified Person and that the Indemnifying Person shall not be entitled to make a claim for reimbursement of expenses incurred in connection with its assumption of the defense of such Third Party Claim.

(b)         In the event any Indemnified Person should have a claim against the Indemnifying Person under this Article XII that does not involve a Third Party Claim being asserted against such Indemnified Person, the Indemnified Person shall deliver written notice of such claim, specifying with particularity and detail the nature of such claim, with reasonable promptness to the Indemnifying Party.  The failure by the Indemnified Person to deliver such notification shall not relieve the Indemnifying Person from any liability which it may have to such Indemnified Person under this Article XII, except to the extent the Indemnifying Person has actually been prejudiced in a material way by such failure.  If the Indemnifying Person objects to such claim in a timely manner, the Indemnified Person and the Indemnifying Person shall proceed in good faith to resolve such dispute and, upon the failure to resolve such dispute, the parties may pursue remedies in accordance with Section 14.3.

(c)          Notwithstanding anything herein to the contrary, neither party to the Agreement shall be obligated to make indemnification payments under this Article XII with respect to Losses attributable to inaccuracies of representations or warranties unless the Indemnified Person shall have delivered to the Indemnifying Person written notification, specifying with particularity and detail the nature of such inaccuracy, pursuant to Sections 12.1 and 12.2, on or before:

(i)                                     the 18-month anniversary of the Closing Date with respect to all representations and warranties, except for those set forth in Sections 5.3 and 5.7 and, to the extent relating to claims arising under the Code, Section 5.12;

(ii)                                  sixty (60) days after the underlying obligation is barred by the applicable statute of limitations under Applicable Laws with respect to the representations and warranties set forth in Section 5.7 and, to the extent relating to claims arising under the Code, Section 5.12;

(iii)                               at any time with respect to those representations and warranties set forth in Section 5.3.

(d)         The amount that any person shall be obligated to pay pursuant to this Article XII with respect to any Loss (a) shall be reduced by the Tax benefit actually realized, and by any insurance proceeds received by the indemnified Person as a result of any such Loss and (b) shall include the payment of such amount, if any, as shall be necessary to hold any Indemnified Person harmless on an after-tax basis from all Taxes required to be paid by such Indemnified Person with respect to such amount.

(e)          Except as otherwise provided in Article VIII, the remedies provided in this Article XII shall be exclusive and shall preclude assertion by an Indemnified Person of any other rights or the seeking of any and all other remedies against an Indemnifying Person for claims based on this Agreement.

ARTICLE XIII

TERMINATION

13.1                           Termination.  This Agreement may be terminated before the Closing Date only, and then only by any of the following:

(a)          by the written agreement of Parent and Seller;

(b)         at the election of Parent if any condition set forth in Section 10.1 or 10.2 becomes incapable of fulfillment and is not waived by Parent, provided, however that any such condition relating to a breach or a failure to perform a representation, warranty, covenant or other agreement shall be a cause for termination of this Agreement only if such breach or failure cannot be or has not been cured within 30 days after the giving of written notice of such breach or failure to Seller, such notice to be given promptly after Parent becomes aware of such breach of failure;

(c)          at the election of Seller if any condition set forth in Section 10.1 or 10.3 becomes incapable of fulfillment and is not waived by Seller, provided, however that any such condition relating to a breach or a failure to perform a representation, warranty, covenant or other agreement shall be a cause for termination of this Agreement only if such breach or failure cannot be or has not been cured within 30 days after the giving of written notice of such breach or failure to Parent, such notice to be given promptly after Seller becomes aware of such breach of failure;

(d)         at the election of Parent or Seller, if the Closing shall have not occurred by December 31, 2003 (other than as a result of a breach of this Agreement by the party seeking termination).

13.2                           Liabilities After Termination.  Upon termination of this Agreement pursuant to Section 13.1, no party shall thereafter have any further liability or obligation hereunder; provided, however, that such termination shall not relieve any party of any liability for any knowing and willful breach of this Agreement prior to the date of such termination.

ARTICLE XIV

MISCELLANEOUS

14.1                           Entire Agreement.  This Agreement, together with the other Transaction Documents, constitutes the entire agreement and supersedes all prior written and oral agreements among the parties hereto and their respective Affiliates with respect to the subject matter hereof; provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement until the occurrence of the Closing.

14.2                           Governing Law.  This Agreement shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of New York without regard to conflicts of law provisions except that New York General Obligations Law Section 5-1401 shall apply.

14.3                           Arbitration.  Except as otherwise explicitly set forth herein (including in Section 3.3), all disputes and differences arising out of or in connection with this Agreement (including those arising out of or in connection with Article XII), shall be submitted to arbitration for final and definitive determination in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect.  Such arbitration shall be conducted by a panel of three arbitrators in the City of New York, New York.  Either party may initiate arbitration of any such dispute under this Agreement by giving a written demand for arbitration to the other party.  Within thirty days after the date of that demand for arbitration, Seller and Parent each shall select a single arbitrator and notify the other party of the identity of its selection.  The two selected arbitrators shall together select the third arbitrator from the list submitted by the AAA within the next thirty-day period.  Any judgment or award rendered by the arbitration panel may be entered by any court having jurisdiction.

14.4                           Severability.  In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the remaining provisions do not fundamentally alter the relations among the parties hereto.

14.5                           Expenses.  Subject to Section 3.3(e), Article VIII and Article XII, each of the parties hereto shall bear its own expenses (including, without limitation, fees and disbursements of its counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and in connection with any Contests relating to a Tax matter.

14.6                           Table of Contents and Headings.  The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

14.7                           Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given to a party at the following address (or to such other address as such party may have specified by notice given to the other parties pursuant to this provision):

If to Seller to:

ConocoPhillips
McLean Building, Room ML 2066
Houston, TX  77079
Attn:                    W. Thomas Skok
Fax:                           (281) 293-3700

with a copy to:

Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, NY 10003
Attn:                    Laurent Alpert
Fax:                           (212) 225-3999

If to Parent to:

Alimentation Couche-Tard Inc.
1600 St.Martin Boulevard West
Tower B, Suite 280
Laval, Quebec, Canada (H7G 4S7)
Attn:                    Richard Fortin
Fax:                           (450) 662-7537

with a copy to:

Davies Ward Phillips & Vineberg
1501 McGill College Avenue
26th Floor, Montreal, Canada (H3A 3N9)
Attn:                    Michel Pelletier
Fax:                           (514) 841-6499

All such notices, requests and other communications shall be deemed received on the day of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt; otherwise, such notices, requests or communications shall be deemed to have been received on the next succeeding business day in the place of receipt.

14.8                           Binding Effect; Beneficiaries; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and, with respect to Article XII, the Indemnified Persons, and the successors and permitted assigns of each of the foregoing.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not party to this Agreement other than as set forth in Article IX.  No party may transfer any of its rights or obligations hereunder without the express written consent of each other party hereto, and any such attempted transfer in violation of this Section 14.8 shall be null and void.  Notwithstanding the foregoing, (i) each of Parent and Seller may assign its rights or delegate the performance of its obligations hereunder to any of its Subsidiaries and (ii) Parent may assign any or all of its rights and interests hereunder to its senior lenders and the agents therefor as collateral security for Parent’s obligations under its credit facility with such lenders and agents, as such credit facility may be amended, supplemented or otherwise modified from time to time, provided that Parent or Seller, as the case may be, shall remain fully liable for the performance of its obligations hereunder.

14.9                           Amendments.  This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference to this Agreement signed by each of the parties hereto.

14.10                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.11                     Language.  Although the parties may translate this Agreement into different languages, the governing version shall be the English language version.

14.12                     No Presumption.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

14.13                     Interpretation.

(a)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)         The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, recitals, paragraph, exhibit and schedule references are to the articles, sections, recitals, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(c)          The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d)         A reference to any party or to any party to any other Contract or document shall include such party’s successors and permitted assigns. A reference to a Contract shall include all amendments and modifications thereto.

(e)          A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(f)            The words “ordinary course of business” shall be construed to mean consistent in nature, scope and magnitude with past practices and taken in the ordinary and usual course of operations.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

ALIMENTATION COUCHE-TARD INC.

By:	s/Alain Bouchard
Alain Bouchard
President and Chief Executive Officer

CONOCOPHILLIPS COMPANY

By:	s/William Gover
William Gover
Authorized Representative

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